Execution Version
STOCK PURCHASE AGREEMENT

BY AND AMONG

LEGALZOOM.COM, INC.,

FORMATION NATION, INC.,

THE STOCKHOLDERS OF FORMATION NATION, INC.,

CORT CHRISTIE (IN HIS INDIVIDUAL CAPACITY SOLELY WITH RESPECT TO SECTION 2.1(B) AND SECTION 7.11)

AND

CORT CHRISTIE,

AS SELLERS REPRESENTATIVE
February 10, 2025

Page
1.1    Purchase and Sale    1
1.2    Closing    2
1.3    Closing Deliverables.    2
1.4    Tax Consequences    4
ARTICLE 2 PURCHASE PRICE    4
2.1    Payments of Consideration.    4
2.2    Cash Consideration Holdback    5
2.3    No Fractional Shares    6
2.4    Withholding    6
2.5    Taking of Necessary Action; Further Action; Waiver    6
2.6    Post-Closing Reconciliation.    6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY    9
3.1    Organization of the Group Companies.    9
3.2    Capitalization.    10
3.3    Authority and Enforceability    11
3.4    No Conflict    12
3.5    Governmental Authorization    13
3.6    Company Financial Statements; No Undisclosed Liabilities.    13
3.7    No Changes    14
3.8    Tax Matters.    16
3.9    Restrictions on Business Activities    19
3.10    Title to Properties; Absence of Liens; Condition and Sufficiency of Tangible Assets.    19
3.11    Intellectual Property.    20
3.12    Agreements, Contracts and Commitments.    29
3.13    Interested Party Transactions.    31
3.14    Company Authorizations    31
3.15    Litigation.    32
3.16    Books and Records.    32
3.17    Environmental, Health and Safety Matters    33
3.18    Brokers’ and Finders’ Fees    33
3.19    Sales and Marketing Matters    33
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3.20    Employee Benefit Plans and Compensation.    33
3.21    Insurance    39
3.22    Compliance with Laws    39
3.23    Sanctions    39
3.24    Anti-Corruption Laws    39
3.25    Vendors, Customers and Referral Partners    40
3.26    No Other Representations and Warranties    40
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS    40
4.1    Existence    40
4.2    Authority and Enforceability    41
4.3    No Conflict    41
4.4    Litigation    41
4.5    Ownership of Seller Equity Interests    42
4.6    Brokers’ and Finders’ Fees    42
4.7    Investment Representation    42
4.8    Material Nonpublic Information    43
4.9    No Other Representations and Warranties    44
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER    44
5.1    Organization and Qualification    44
5.2    Authority and Enforceability    44
5.3    No Conflict    45
5.4    Government Authorization; Consent    45
5.5    SEC Filings; Financial Statements; Undisclosed Liabilities    45
5.6    Buyer Financial Resources    45
5.7    Brokers’ and Finders’ Fees    45
5.8    Legal Proceedings    45
5.9    Independent Investigation    45
ARTICLE 6 TAX MATTERS    46
6.1    Tax Returns and Straddle Period Allocation    46
6.2    Cooperation    47
6.3    Transfer Taxes    48
6.4    Tax Refunds    48
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Page
6.5    Tax Contests    48
6.6    Treatment of Payments    48
ARTICLE 7 ADDITIONAL AGREEMENTS    48
7.1    Section 280G.    48
7.2    Confidentiality    49
7.3    Public Disclosure    49
7.4    Employee Benefits    50
7.5    Termination of 401(k) Plans    50
7.6    Buyer Equity Awards    50
7.7    Expenses    51
7.8    Allocation Schedule    51
7.9    Indemnification of Directors and Officers of the Company    51
7.10    Release    52
7.11    Restrictive Covenants    53
7.12    Legends.    56
7.13    Post-Closing CIC Payments    56
ARTICLE 8 INDEMNIFICATION    57
8.1    Survival    57
8.2    Indemnification.    57
8.3    Certain Limitations    58
8.4    Claims for Indemnification; Resolution of Conflicts.    60
8.5    Third Party Claims    62
8.6    Sellers Representative.    62
8.7    Treatment of Payments    64
ARTICLE 9 GENERAL PROVISIONS    64
9.1    Notices    64
9.2    Interpretation    65
9.3    Counterparts    65
9.4    Entire Agreement; Assignment    65
9.5    Severability    65
9.6    Extension and Waiver    65
9.7    Amendment    66
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Page
9.8    Specific Performance    66
9.9    Other Remedies    66
9.10    Governing Law    66
9.11    Exclusive Jurisdiction; Waiver of Jury Trial.    67
9.12    Rules of Construction    67
9.13    Spousal Consent    67
9.14    Conflict Waiver; Attorney-Client Privilege    67

Annexes
Annex A    Certain Defined Terms

Schedules
Schedule A    [Intentionally Omitted]
Schedule B    Allocation Schedule
Schedule C    Disclosure Schedule

Exhibits
Exhibit A    Form of Restrictive Covenant Agreement
Exhibit B    Form of Restricted Stock Agreement
Exhibit C    Form of Resignation Letter
Exhibit D    Form of Allocation Schedule
Exhibit E    Form of Investor Questionnaire

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STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of February 10, 2025 (the “Agreement Date”), by and among LegalZoom.com, Inc. a Delaware corporation (“Buyer”); Formation Nation, Inc., a Nevada corporation (the “Company”); Zenith Management, LLC (“Zenith”) and Trevor Rowley (“Rowley” and together with Zenith, the “Sellers” and each individually a “Seller”), Cort Christie, in his individual capacity solely with respect to Section 2.1(b) and Section 7.11 (“Christie”), and Cort Christie, an individual solely in his capacity as the representative of the Sellers (the “Sellers Representative”). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Annex A.
Recitals
Whereas, the board of directors of the Company (the “Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable and fair to, and in the best interests of, the Company and the stockholders of the Company, and (b) approved, adopted and declared advisable this Agreement and the Transactions;
Whereas, in connection with the execution of this Agreement and as an inducement for Buyer to enter into this Agreement, each Key Employee has executed an offer letter with Buyer or one of its Affiliates or designees (each, a “Key Employee Offer Letter”), to be effective as of the Closing;
Whereas, in connection with the execution of this Agreement and as an inducement for Buyer to enter into this Agreement, certain recipients of change of control bonuses have executed a restrictive covenant agreement with Buyer or one of its Affiliates or designees (each, a “Restrictive Covenant Agreement”), substantially in the form attached hereto as Exhibit A to be effective as of the Closing;
Whereas, in connection with the execution of this Agreement and as an inducement for Buyer to enter into this Agreement, Zenith has executed a restricted stock agreement with Buyer or one of its Affiliates or designees (a “Restricted Stock Agreement”), substantially in the form attached hereto as Exhibit B to be effective as of the Closing; and
Now, Therefore, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE 1

THE TRANSACTIONS
1.1    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, (a) at the Closing, Buyer shall purchase from each Seller, and each Seller shall sell, assign, convey and transfer to Buyer, all of the issued and outstanding shares of Company Common Stock beneficially owned by such Seller (collectively, the “Seller Company Shares”), free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), options, warrants, calls, commitments, proxies or other contract rights and (b) in consideration of the sale of such shares of Company Common Stock by such Seller to Buyer, Buyer shall make, or shall cause to be made, the payments set forth in Section 2.1 and shall make, or shall cause to be

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made, the other payments required to be made to the Sellers under this Agreement at the times, upon the terms and subject to the conditions set forth herein.
1.2    Closing. The closing of the Transactions, including the purchase and sale of the shares of Company Common Stock by Buyer from the Sellers pursuant to Section 1.1 (the “Closing”), shall take place virtually, via electronic exchange of signatures on the date of this Agreement (the “Closing Date”). The Closing will be deemed to occur at 11:59 p.m. Pacific Time on the Closing Date.
1.3    Closing Deliverables.
(a)    Deliverables of the Company and the Sellers. At or prior to the Closing, as applicable, the Company and/or the Sellers will deliver (or cause to be delivered) to Buyer:
(i)    stock certificates representing all of the shares of Company Common Stock, with a duly executed stock power attached in proper form for transfer to the Buyer, and such other instruments or documents as are reasonably required to vest title in the Buyer to all shares of Company Common Stock, free and clear of all Liens;
(ii)    (A) executed payoff letters in forms reasonably satisfactory to Buyer, in each case dated no more than two (2) Business Days prior to the Closing Date, with respect to each item of Indebtedness for (x) borrowed money of each Group Company and (y) any amounts owed to any Person in connection with the purchase by the Company of any equity securities of the Company held by such Person, providing for (1) the full and final satisfaction of such Indebtedness as of the Closing Date and (2) the termination and release of any Liens related thereto; (B) evidence reasonably satisfactory to Buyer of the termination and release of any Liens set forth on Section 1.3(a)(ii) of the Disclosure Schedule; and (C) an invoice from each advisor or other service provider to the Company (other than any Employee, director or officer of the Company), in each case dated no more than two (2) Business Days prior to the Closing Date, with respect to all Closing Third Party Expenses estimated to be due and payable to such advisor or other service provider as of the Closing Date, and an acknowledgment from such advisor or other service provider that such Closing Third Party Expenses are the only amounts owed to such advisor or other service provider;
(iii)    a certificate for the Company from the Secretary of State of Nevada as to the good standing of the Company as of a date not earlier than ten (10) days prior to the Closing Date;
(iv)    certificates of good standing for each Subsidiary of the Company from (A) the applicable state of incorporation or formation, as applicable, and (B) each other state or foreign jurisdiction (other than the state of incorporation), if any, in which any Group Company is qualified to conduct business dated as of a date not earlier than ten (10) days prior to the Closing Date;
(v)    a certificate of the Secretary of the Company certifying that attached thereto are true, correct and complete copies of each of (1) the Formation Documents, (2) the Subsidiary Formation Documents, and (3) the Company Board Resolutions, and that all the Company Board Resolutions are in full force and effect and are all the resolutions of the Board of Directors of the Company adopted in connection with the Transactions;
(vi)    the original record books and equity record books of each Group Company;

(vii)    resolutions evidencing that any and all Company Employee Plans intended to include a Code Section 401(k) arrangement have been terminated, effective as of no later than the day immediately preceding the Closing Date;
(viii)    a separate, valid, complete and duly executed original IRS Form W-9 from each Seller;
(ix)    a separate, valid, complete and duly executed original IRS Form W-9 or appropriate IRS Form W-8, as applicable, from any other recipients of payments pursuant to this Agreement (including, for the avoidance of doubt, payment recipients in respect of Indebtedness and Closing Third Party Expenses);
(x)    a duly executed Resignation Letter in the form attached hereto as Exhibit C (the “Resignation Letters”), from each of the officers, directors and managers (as applicable) of each Group Company effective as of the Closing;
(xi)    from each Seller, a duly executed Investor Questionnaire;
(xii)    from each Key Employee, a duly executed Key Employee Offer Letter;
(xiii)    from each Key Employee other than Cort Christie or Trevor Rowley, a Restrictive Covenant Agreement;
(xiv)    evidence reasonably satisfactory to Buyer either that (i) the 280G Stockholder Approval required pursuant to Section 7.1 was solicited in conformity with Section 280G of the Code (“Section 280G”) and the regulations promulgated thereunder and the requisite 280G Stockholder Approval was obtained with respect to any payments and benefits that were subject to the 280G Stockholder Approval or (ii) such 280G Stockholder Approval was not obtained and as a consequence, that the Section 280G Payments waived pursuant to the Parachute Payment Waiver(s) executed in accordance with Section 7.1and delivered to Buyer shall not be made or provided (or shall be returned);
(xv)    evidence of termination of the agreements set forth on Schedule 1.3(a)(xv), in each case in a form reasonably acceptable to Buyer;
(xvi)    all consents, waivers and approvals set forth on Schedule 1.3(a)(xvi), in each case in a form acceptable to Buyer;
(xvii)    all necessary login credentials and other information required to access the Company’s systems;
(xviii)    from Zenith, a duly executed Restricted Stock Agreement; and
(xix)    evidence that the Company has transferred, caused to be transferred or has entered into a binding agreement to transfer each of the Specified Assets, in each case in a form reasonably acceptable to Buyer.
(b)    Deliverables of Buyer. At or prior to the Closing, as applicable, Buyer will deliver (or cause to be delivered) to Sellers:

(i)    the Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by each Seller prior to the Closing in accordance with Section 2.1(a);
(ii)    the Additional Consideration in accordance with Section 2.1(b);
(iii)    Key Employee Offer Letters for each Key Employee, duly executed by Buyer;
(iv)    Restrictive Covenant Agreements, duly executed by Buyer;
(v)    Restricted Stock Agreement, duly executed by Buyer; and
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions.
1.4    Tax Consequences.
(a)    The Transactions are intended to be a taxable sale of the Seller Company Shares by the Sellers for U.S. federal Income Tax purposes in exchange for the Cash Consideration and the Additional Consideration. None of Buyer, the Company, or any of the Sellers shall, or shall permit any of their respective Affiliates to, take a position on a Tax Return or in connection with an audit, examination or judicial or administrative proceeding that is inconsistent with the Tax treatment described in this Section 1.4(a), unless such different treatment is otherwise required by a determination, within the meaning of Section 1313 of the Code.
(b)    Buyer makes no representations or warranties to the Company or the Sellers, regarding the Tax treatment of the Transactions, or any of the Tax consequences to the Company or the Sellers of this Agreement, the Transactions or the other agreements contemplated by this Agreement. The Buyer, the Company and Sellers acknowledge that the Buyer and the Sellers are relying solely on their own Tax advisors in connection with this Agreement, the Transactions and the other agreements contemplated by this Agreement.
ARTICLE 2

PURCHASE PRICE
2.1    Payments of Consideration.
(a)    Cash Consideration. At the Closing, Buyer shall deliver, or shall cause to be delivered, by wire transfer of immediately available funds:
(i)    to each Seller the portion of the Closing Cash Consideration set forth opposite such Seller’s name on the Allocation Schedule (as calculated in accordance with the Formation Documents), in each case, with respect to all shares of Company Common Stock held by such Seller;

(ii)    to each Person (if any) identified on the Allocation Schedule, the amount of the Closing Third Party Expenses set forth opposite such Person’s name on the Allocation Schedule;
(iii)    to each Person (if any) identified on the Allocation Schedule, the amount of the Closing Indebtedness Amount set forth opposite such Person’s name on the Allocation Schedule; and
(iv)    to an account designated by the Sellers Representative prior to Closing, an amount in cash equal to the Expense Fund Amount.
(b)    Additional Consideration.
(i)    Additional Consideration Payable to Zenith. As promptly as practicable following the Closing, Buyer shall issue (or cause its transfer agent to issue) shares of Buyer Common Stock with an aggregate value (valued at the Buyer Common Stock Price and rounded down to the nearest whole share) equal to Zenith’s Pro Rata Fraction of the Additional Consideration.
(ii)    Additional Consideration Payable to Rowley. No later than the day that is five (5) Business Days following the (1) first (1st) anniversary of the Closing, Buyer shall pay to Rowley an amount in cash equal to 50% of Rowley’s Pro Rata Fraction of the Additional Consideration and (2) second (2nd) anniversary of the Closing, Buyer shall pay to Rowley an amount in cash equal to 50% of Rowley’s Pro Rata Fraction of the Additional Consideration, in each case by wire transfer of immediately available funds to an account designated in writing by Rowley.
(c)    Except as set forth in Section 2.2(d), no interest will be paid or will accrue for the benefit of Sellers or the Company’s lenders, service providers or other creditors on any portion of the Cash Consideration or Additional Consideration or any other amounts payable or issuable under this Agreement.
(d)    Notwithstanding anything herein or in the Allocation Schedule to the contrary, in no event shall (i) the aggregate amount of cash payable to the Sellers in connection with the Closing in respect of Sellers’ shares of Company Common Stock exceed the Closing Cash Consideration and (ii) the aggregate amount of cash and the aggregate value of the aggregate number of shares of Buyer Common Stock (valued at the Buyer Common Stock Price) issuable to the holders of shares of Company Common Stock in connection with the Additional Consideration Amount exceed the Additional Consideration.
2.2    Cash Consideration Holdback.
(a)    At the Closing, an amount in cash equal to the Holdback Amount shall be withheld from the Cash Consideration and retained by Buyer in accordance with the terms and conditions set forth herein.
(b)    A portion of the Holdback Amount, equal to the Retention Holdback Amount, shall be retained by Buyer at Closing and be held by Buyer for a period expiring on the date that is twelve (12) months following the Closing Date (the “Holdback Termination Date”). Promptly, but in any event within ten (10) Business Days following the Holdback Termination Date, Buyer shall deliver, or shall cause to be delivered, by wire transfer of immediately available funds, to each Seller an amount in cash equal to the portion of the Retention Holdback Amount (plus interest in accordance with Section 2.2(d) below and less the Post-Closing CIC Payments (including any interest accrued with respect to the portion of the Retention Holdback Amount attributable to such Post-Closing CIC Payments in accordance with

Section 2.2(d) below)) set forth opposite such Seller’s name on the Allocation Schedule (as calculated in accordance with the Formation Documents), in each case, with respect to all shares of Company Common Stock held by such Seller.
(c)    Subject to Section 8.4, a portion of the Holdback Amount equal to the Indemnity Holdback Amount shall be retained by Buyer at the Closing and held by Buyer until the Holdback Termination Date and will be held solely for the purposes of (i) serving as partial recourse for the indemnity obligations of the Sellers pursuant to the indemnification provisions set forth in Article 8, and (ii) making any required payments in respect of any Post-Closing Deficit Amount.
(d)    The Holdback Amount held by Buyer shall accrue interest at the rate of five percent (5%) per annum compounded annually. Interest shall commence on the Closing Date and continue to accrue on the Holdback Amount until the Holdback Amount has been fully distributed to the Sellers. All amounts of interest payable on the Holdback Amount, if any shall be payable in U.S. Dollars.
2.3    No Fractional Shares. The number of shares of Buyer Common Stock to be issued to the Sellers under this Agreement shall be rounded down to the nearest whole number of shares of Buyer Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Buyer Common Stock will be issued, and if, after aggregating all shares of Buyer Common Stock (including fractional shares) that would be issued hereunder to a Seller such aggregate number of shares of Buyer Common Stock includes a fraction of a share of Buyer Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such fraction of a share of Buyer Common Stock shall be forfeited by such Seller for no consideration.
2.4    Withholding. Notwithstanding any other provision of this Agreement, Buyer, the Company and any of their respective Affiliates and agents shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, or local or non-U.S. Tax Law or under any other applicable Law or Order, and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information; provided, however, that, except deductions or withholding (x) with respect to amounts payable in respect of Buyer RSUs, Post-Closing CIC Payments and any Closing Third Party Expenses or Closing Indebtedness Amount payments, in each case, that are compensatory in nature or (y) resulting from any Person’s failure to deliver an IRS Form W-9 or appropriate IRS Form W-8, the applicable payor shall use commercially reasonable efforts to (i) provide Sellers Representative with five (5) Business Days advance notice of the intention to make such deduction or withholding and (ii) cooperate with payees to minimize any such deductions or withholdings (including by accepting any properly completed and duly executed documentation that is provided by a payee). To the extent any such amounts are so deducted or withheld and paid to the proper Governmental Entity or other appropriate Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
2.5    Taking of Necessary Action; Further Action; Waiver. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each Seller, the Company, Buyer and the officers, directors and trustees (as applicable) of Sellers, the Company and Buyer are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action.

2.6    Post-Closing Reconciliation.
(a)    Prior to the Closing Date, the Company delivered to Buyer its good faith calculation of (i) the estimated Closing Working Capital Adjustment Amount (the “Estimated Closing Working Capital Adjustment Amount”), (ii) the estimated Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), (iii) the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), (iv) the estimated Closing Third Party Expenses (the “Estimated Closing Third Party Expenses”), and (v) the Cash Consideration calculated based on such estimated amounts (including the component pieces thereof) (the “Estimated Closing Statement”), in each case, accompanied by reasonably detailed back-up documentation for such calculations. The Company prepared the Estimated Closing Statement in accordance with the applicable definitions in this Agreement and with the Accounting Principles. The Estimated Closing Working Capital Adjustment Amount, the Estimated Closing Indebtedness Amount, the Estimated Closing Cash Amount, and the Estimated Closing Third Party Expenses set forth in the Estimated Closing Statement will be used for purposes of calculating the Cash Consideration at the Closing (which calculation shall be subject to adjustment pursuant to, and in accordance with, the terms of this Section 2.6). Notwithstanding the foregoing, in no event will any of Buyer’s rights be considered waived, impaired or otherwise limited as a result of Buyer not making an objection prior to the Closing or its making an objection that is not fully implemented in a revised Estimated Closing Statement, as applicable.
(b)    Buyer shall, within ninety (90) days after the Closing Date (the “Post-Closing Review Period”), deliver to the Sellers Representative a statement (the “Post-Closing Statement”) that sets forth a calculation of (i) the Closing Working Capital Adjustment Amount, (ii) the Closing Indebtedness Amount, (iii) the Closing Third Party Expenses, (iv) the Closing Cash Amount and (v) the Cash Consideration, in each case accompanied by reasonably detailed back-up documentation for such calculations. The Post-Closing Statement, if delivered, shall be prepared in accordance with the Accounting Principles. After the Sellers Representative’s receipt of the Post-Closing Statement, if any, the Sellers Representative and its Representatives shall be permitted to review Buyer’s working papers and the working papers of Buyer’s independent accountants, if any, relating to the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital Adjustment Amount, Closing Indebtedness Amount, Closing Cash Amount and Closing Third Party Expenses after signing a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to Buyer’s independent accountants (provided that the Adjustment Review Period, defined below, shall be extended for such time as Buyer’s accountants refuse to accept or delay accepting such agreement), and Buyer shall cause the Company and its Representatives to use commercially reasonable efforts to assist the Sellers Representative and its Representatives in their reasonable review of the Post-Closing Statement. The Sellers Representative shall notify Buyer in writing (the “Notice of Adjustment Disagreement”) within thirty (30) days of the Sellers Representative’s receipt of the Post-Closing Statement (the “Adjustment Review Period”) if the Sellers Representative disagrees with any portion of the Post-Closing Statement. The Notice of Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and the Sellers Representative’s proposed adjustments to the Post-Closing Statement with reasonably detailed supporting documentation. If no Notice of Adjustment Disagreement is received by Buyer on or prior to the expiration date of the Adjustment Review Period, then the Post-Closing Statement and all amounts set forth therein shall be deemed to have been accepted by the Sellers Representative and shall become final and binding upon the parties hereto. During the thirty (30) days immediately following the delivery of a Notice of Adjustment Disagreement (the “Adjustment Resolution Period”), if any, the Sellers Representative and Buyer shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Adjustment Disagreement. Any items agreed to by the Sellers Representative and Buyer in a written agreement executed and delivered by each of the Sellers Representative and Buyer, together with any items not disputed or objected to by the Sellers Representative in the Notice of Adjustment Disagreement, are collectively referred to herein as the “Resolved Matters.” If at the end of the Adjustment Resolution Period, the parties have been unable to resolve any differences they may have with respect to the matters specified in the Notice of Adjustment Disagreement, the Sellers Representative and Buyer, or either of them, shall refer all matters in the Notice of Adjustment Disagreement other than the Resolved Matters (the “Unresolved Matters”) to RSM US LLP (the “Independent Accountant”). In the event that RSM US LLP is not then neutral, refuses or is otherwise unable to act as the Independent Accountant, the Sellers Representative and Buyer shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of national recognition mutually agreeable to the Sellers Representative and Buyer, in which event “Independent Accountant” means such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the parties hereto, of the appropriate amount of each of the Unresolved Matters. With respect to each Unresolved Matter, such determination, if not in accordance with the position of either the Sellers Representative or Buyer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Sellers Representative in the Notice of Adjustment Disagreement or Buyer in the Post-Closing Statement with respect to such Unresolved Matter. For the avoidance of doubt, the Independent Accountant shall not review any line items in the Post-Closing Statement or make any determination with respect to any matter other than the Unresolved Matters. During the review by the Independent Accountant, Buyer and the Sellers Representative shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under this Section 2.6(b); provided, that the independent accountants of Buyer or the Company shall not be obligated to make any working papers available to the Independent Accountant unless and until the Independent Accountant has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. The fees and expenses of the Independent Accountant shall be borne by Buyer and the Sellers Representative (on behalf of the Sellers) based on the inverse of the percentage that the Independent Accountant’s resolution of the disputed items covered by such Notice of Adjustment Disagreement (before such allocation) bears to the total amount of such disputed items as originally submitted to the Independent Accountant (for example, if the total amount of such disputed items as originally submitted to the Independent Accountant equals $1,000 and the Independent Accountant awards $600 in favor of the Sellers Representative’s position, sixty percent (60%) of the fees and expenses of the Independent Accountant would be borne by Buyer and forty percent (40%) of the fees and expenses of the Independent Accountant would be borne by the Sellers Representative (on behalf of the Sellers)).
(c)    The “Final Closing Statement” shall be in the event (i) no Post-Closing Statement is delivered by Buyer to the Sellers within ninety (90) days after the Closing Date, the Estimated Closing Statement; (ii) no Notice of Adjustment Disagreement is delivered by the Sellers Representative to Buyer prior to the expiration of the Adjustment Review Period, the Post-Closing Statement delivered by Buyer to the Sellers Representative pursuant to Section 2.6(b), (iii) a Notice of Adjustment Disagreement is delivered by the Sellers Representative to Buyer prior to the expiration of the Adjustment Review Period and Buyer and the Sellers Representative are able to agree on all matters set forth in such Notice of Adjustment Disagreement, the Post-Closing Statement delivered by Buyer to the Sellers Representative pursuant to Section 2.6(b) as adjusted pursuant to the written agreement executed and delivered by Buyer and the Sellers Representative or (iv) a Notice of Adjustment Disagreement is delivered by the Sellers Representative to Buyer prior to the expiration of the Adjustment Review Period and Buyer and the Sellers Representative are unable to agree on all matters set forth in such Notice of

Adjustment Disagreement, the Post-Closing Statement delivered by Buyer to the Sellers Representative pursuant to Section 2.6(b) as adjusted by the Independent Accountant to be consistent with the Resolved Matters and the final determination of the Independent Accountant of the Unresolved Matters in accordance with Section 2.6(b). The date on which the Final Closing Statement is finally determined in accordance with this Section 2.6(c) is hereinafter referred to as the “Determination Date.”
(d)    If the Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.6) is less than the Cash Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Deficit Amount”), then Buyer shall retain from the Indemnity Holdback Amount an amount equal to the absolute value of the Post-Closing Deficit Amount (plus any costs of the Independent Accountant allocated to the Sellers Representative (on behalf of the Sellers) pursuant to Section 2.6(b)) and (ii) solely in the event that the Post-Closing Deficit Amount exceeds the then available amount of the Indemnity Holdback Amount, each Seller shall pay within ten (10) Business Days to Buyer an amount in cash equal to such Seller’s Pro Rata Fraction of the excess of the Post-Closing Deficit Amount over the then available Indemnity Holdback Amount.
(e)    If the Cash Consideration set forth in the Final Closing Statement (as finally determined in accordance with this Section 2.6) is more than the Cash Consideration set forth in the Estimated Closing Statement (such difference, the “Post-Closing Excess Amount”), then Buyer shall promptly (but in all events within five (5) Business Days after the Determination Date) transfer the Post-Closing Excess Amount in cash to each Seller based on such Seller’s Pro Rata Fraction of the Post-Closing Excess Amount.
(f)    Buyer and the Company shall be entitled to conclusively rely on the Allocation Schedule, including with respect to whether any individual Seller received the appropriate portion of any Closing Cash Consideration, Additional Consideration, distribution from the Holdback Amount or distribution as a result of a Post-Closing Excess Amount, and in no event will Buyer, the Company or any of their Affiliates have any Liability to any person on account of payments or distributions made in accordance with the Allocation Schedule.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure schedule dated as of the Agreement Date and delivered to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall indicate the Section and, if applicable, the Subsection of this Article 3 to which it relates (except to the extent the relevance to other representations and warranties is reasonably apparent on its face)), the Company hereby represents and warrants to Buyer as follows:
3.1    Organization of the Group Companies.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation. Each of the Group Companies has the corporate power to own, operate, distribute and lease its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in a Material Adverse

Effect. Each of the Group Companies is not in violation of any of the provisions of the Charter Documents or the Subsidiary Charter Documents, as applicable.
(b)    Section 3.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the names of the members of the board of directors of the Company and (ii) the names and titles of the officers of the Company.
(c)    Section 3.1(c) of the Disclosure Schedule sets forth a true, correct and complete list of (i) each Subsidiary of the Company, (ii) the names of the members of the board of directors (or similar body) of each such Subsidiary, (iii) the names and titles of the officers of each such Subsidiary, and (iv) the amount and type of securities authorized by, issued by and outstanding for each Company Subsidiary. The Company is the sole direct or indirect beneficial and record owner of the outstanding equity interests of each of its Subsidiaries, free and clear of all Liens (other than any transfer restrictions of general applicability imposed by applicable securities Laws). Since the Lookback Date, none of the Group Companies directly or indirectly owns or has owned any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person, other than the Subsidiaries set forth on Section 3.1(c) of the Disclosure Schedule. None of the Group Companies is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.
(d)    Section 3.1(d) of the Disclosure Schedule sets forth a true, correct and complete list of every state or foreign jurisdiction in which any Group Company has Employees or facilities or otherwise sells its products or services, in each case as of the Agreement Date (specifying the existence of Employees or facilities in each such state or jurisdiction).
(e)    The Company has made available true, correct and complete copies of (i) the Company’s certificate of incorporation and bylaws, each as amended to date (together, the “Formation Documents”), and other governing documents, each as amended to date (collectively, the “Charter Documents”) and (ii) each Subsidiary of the Company’s certificate of incorporation, formation or similar document, bylaws, and limited liability company agreement, as applicable and each as amended to date (collectively, the “Subsidiary Formation Documents”) and other governing documents, as applicable and each as amended to date (collectively, the “Subsidiary Charter Documents”), and each document set forth in (i) and (ii) is in full force and effect. The board of directors of the Company has not approved or proposed, nor, to the Knowledge of the Company, has any other Person proposed, any amendment to any of the current Charter Documents.
3.2    Capitalization.
(a)    Section 3.2(a) of the Disclosure Schedule sets forth a true, correct and complete list of each holder of issued and outstanding shares of Company Common Stock and the number of such shares so owned by each such holder. There are no other issued and outstanding shares of Company Common Stock and no commitments or Contracts to issue any shares of Company Common Stock.
(b)    Section 3.2(b) of the Disclosure Schedule sets forth, for each Subsidiary of the Company, a true, correct and complete list of each holder of Equity Interests of such Subsidiary of the Company and the number of such Equity Interests so owned by each such holder. For each Subsidiary of the Company, there are no other Equity Interests of such Subsidiary of the Company and no commitments or Contracts to issue any Equity Interests of such Subsidiary of the Company.

(c)    The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $0.001 per share, of which 910 shares are issued and outstanding. The authorized Equity Interests of Corporate Service Center, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“CSC”), consists of 25,000 shares of common stock of CSC, par value $1.00 per share, of which 1,000 shares are issued and outstanding. The authorized Equity Interests of Nevada Corporate Headquarters, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“NCH”), consists of 25,000 shares of common stock of NCH, with no par value, of which 1,000 shares are issued and outstanding. The authorized Equity Interests of Inc Authority, LLC, a Nevada limited liability company and a wholly owned subsidiary of the Company (“IA”), consists of 100 units of membership interest of IA, of which 100 units are issued and outstanding. None of the Group Companies hold any treasury shares. All issued and outstanding shares of Company Common Stock of the Company and Equity Interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Charter Documents, the Subsidiary Charter Documents or any Contract to which any Group Company is a party or by which any Group Company or any of its assets are bound. Since the Lookback Date, none of the Group Companies has declared or paid any dividends on any shares of Company Common Stock or on any Equity Interests of the Subsidiaries of the Company. There is no Liability for dividends accrued and unpaid by the Group Companies. None of the Group Companies is under any obligation to register under the Securities Act or any other Law any shares of Company Common Stock, or any other Equity Interests of the Group Companies, whether currently outstanding or that may subsequently be issued. All issued and outstanding shares of Company Common Stock and Equity Interests of the Subsidiaries of the Company were issued in material compliance with Law and all requirements set forth in the Charter Documents, the Subsidiary Charter Documents and any applicable Contracts to which any Group Company is a party or by which any Group Company or any of its assets is bound. No shares of Company Common Stock or Equity Interests of any Subsidiary of the Company are subject to vesting, reverse vesting, forfeiture, a right of repurchase or to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.
(d)    There are no authorized, issued or outstanding Equity Interests in the Group Companies other than the shares of Company Common Stock set forth on Section 3.2(a) of the Disclosure Schedule and Equity Interests set forth on Section 3.2(b) of the Disclosure Schedule. No Person holds any other Equity Interests, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company, any Subsidiary of the Company or a Stockholder is a party or by which it or its assets is bound, obligating the Company, such Subsidiary of the Company or such Stockholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests in the Group Companies or other rights to purchase or otherwise acquire any Equity Interests in the Group Companies.
(e)    There are no Persons with an offer letter or other Contract that contemplates a grant of any Equity Interests in the Group Companies, or who have otherwise been promised any Equity Interests in the Group Companies, which Equity Interests have not been granted or issued, as applicable.
(f)    There is no Indebtedness of the Group Companies (A) granting its holder the right to vote on any matters on which any Stockholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (B) the value of which is in any way based upon or derived from capital, voting stock or Equity Interests of the Group Companies.
(g)    There are no Contracts relating to voting, purchase, sale or transfer of any Company Common Stock or Equity Interest of any Subsidiary of the Company (i) between or among the

Group Companies, on one hand, and any Stockholder, on the other hand, (ii) between or among any of the Stockholders or (iii) between or among any of the Subsidiaries of the Company.
(h)    As of the Closing Date, (i) the number of shares of Company Common Stock set forth in the Allocation Schedule as being owned by a Person shall constitute the entire interest of such Person in the issued and outstanding Company Common Stock, (ii) no Person not disclosed in the Allocation Schedule shall have a right to acquire from the Company, or any other interest in, any shares of Company Common Stock or any other Equity Interest in the Company, and (iii) the shares of Company Common Stock disclosed in the Allocation Schedule shall be free and clear of any Liens other than (i) Liens created by Buyer or any of Buyer’s Affiliates and (ii) Liens imposed by securities Laws.
3.3    Authority and Enforceability.
(a)    Each of the Group Companies has all requisite corporate or limited liability company power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. The execution and delivery of this Agreement and any Related Agreement to which any of the Group Companies is a party and the consummation of the transactions contemplated hereby and thereby, including the Transactions, have been duly authorized by all necessary corporate action on the part of each of the Group Companies, as applicable, and no further corporate action is required on the part of the Group Companies to authorize this Agreement and any Related Agreements to which any Group Company is a party and the transactions contemplated hereby and thereby, including the Transactions. There is no vote, approval or consent of the holders of any class or series of Company Common Stock or any other equity securities of the Group Companies necessary to adopt this Agreement and each of the Related Agreements and approve the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which each of the Group Companies, as applicable, is a party have been, or, as of the Closing shall be, duly executed and delivered by each of the Group Companies, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of each of the Group Companies enforceable against it in accordance with their respective terms, subject to (A) laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (B) general principles of equity (the “Bankruptcy and Equity Exception”). The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (x) declared that this Agreement, the Related Agreements and the Transactions, upon the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company, each of its Subsidiaries, and the Stockholders and (y) approved this Agreement in accordance with the provisions of the NRS(collectively, the “Company Board Resolutions”). No votes, approvals or consents on the part of the Group Companies or any of the Stockholders are necessary under the NRS, any of the Charter Documents, the Subsidiary Charter Documents or any Contracts to which any Group Company is a party to adopt this Agreement and approve the Transactions.
(b)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Group Companies in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) as may be required under Antitrust Laws and (ii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the ability of the Group Companies to perform or comply with the covenants, agreements or obligations of the Group Companies, as applicable, herein or to consummate the Transactions in accordance with this Agreement and applicable Law.
3.4    No Conflict. The execution and delivery by the Group Companies, as applicable, of this Agreement and any Related Agreement to which the Group Companies is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, do not and shall not (a) conflict with or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from or notice to any Person pursuant to, (i) any provision of the Charter Documents, (ii) any provision of the Subsidiary Charter Documents, (iii) any Material Contract, (iv) any Company Authorization or (v) any Law or Order applicable to the Group Companies or any of the properties or assets of the Group Companies (whether tangible or intangible), or (b) result in the creation of any Lien on any of the material assets of the Group Companies or any of the shares of Company Common Stock or Equity Interests of the Group Companies. Section 3.4 of the Disclosure Schedule sets forth a true, correct and complete list of all notices, consents, waivers and approvals of parties to any Contracts with the Group Companies that are required thereunder in connection with the Transactions, or for any such Contract to remain in full force and effect without material limitation, modification or alteration immediately after the Closing so as to preserve substantially all rights of, and benefits to, each of the Group Companies under such Contracts from and after the Closing. Immediately following the Closing, each of the Group Companies shall continue to be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Group Companies, as applicable, would otherwise be required to pay pursuant to the terms of such Contracts had the Transactions not occurred.
3.5    Governmental Authorization. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Group Companies in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, including the Transactions, except for such consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws or Antitrust Laws.
3.6    Company Financial Statements; No Undisclosed Liabilities.
(a)    The Company has delivered to Buyer true, correct and complete copies of (i) the consolidated unaudited financial statements of the Group Companies for the years ended December 31, 2022, December 31, 2023, and December 31, 2024 (including, in each case, balance sheets, statements of income and statements of cash flows) (collectively, the “Financials”), which are included as Section 3.6(a) of the Disclosure Schedule. The Financials (A) are derived from and in accordance with the books and records of the Group Companies, (B) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (C) fairly and accurately present the consolidated financial condition of the Group Companies at the dates therein indicated and the consolidated results of operations and cash flows of the Group Companies for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or shall be material in amount), and (D) except as set forth in Section 3.6(a) of the Disclosure Schedules, were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financials (which if presented would not materially differ from those presented in the Financials for the year ended December 31, 2023), applied on a consistent basis throughout the periods indicated and consistent with each other.
(b)    None of the Group Companies has any material Liabilities of any nature other than (i) those specifically set forth on or adequately provided for on the face of the balance sheets (the “Current Balance Sheets”) included in the Financials as of December 31, 2024 (the “Balance Sheet Date”), (ii) those incurred since the Balance Sheet Date in the Ordinary Course of Business that do not result from any breach of Contract, warranty, infringement, tort or violation of Law, (iii) those incurred by the Group Companies in connection with the execution of this Agreement and (iv) those arising under Material Contracts in accordance with their terms (other than the payment of liquidated damages or arising as a result of a default or breach thereof). Except for Liabilities reflected in the Financials, none of the Group Companies have any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Group Companies. Since the Lookback Date, none of the Group Companies has guaranteed any debt or other obligation of any other Person. All reserves that are set forth in or reflected in the Current Balance Sheets have been established in accordance with GAAP consistently applied and are adequate.
(c)    Section 3.6(c) of the Disclosure Schedule sets forth a true, correct and complete list of all Indebtedness of the Group Companies (other than Indebtedness relating to Taxes), including, for each such item of Indebtedness, the agreement governing the Indebtedness, any assets securing such Indebtedness and any prepayment or other penalties payable in connection with the repayment of such Indebtedness at the Closing.
(d)    Each of the Group Companies has established and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances (i) that transactions, receipts and expenditures of each of the Group Companies, as applicable, are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) except as set forth in Section 3.6(a) of the Disclosure Schedules, to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of each of the Group Companies, as applicable, and (iv) that the amount recorded for assets on the books and records of each of the Group Companies, as applicable, is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Key Employees has identified or been made aware of any Fraud, whether or not material, that involves any of the Group Companies’ management or other current or former Employees, consultants or directors of the Group Companies who have a role in the preparation of the financial statements or the internal accounting controls utilized by the Group Companies, or any claim or allegation regarding any of the foregoing. None of the Group Companies nor, to the Knowledge of the Company, any Representative of the Group Companies, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Group Companies or the internal accounting controls of any Group Company or any material inaccuracy in any of the Group Companies’ financial statements. There has been no material change in any of the Group Companies’ accounting policies since the Lookback Date, except as described in the Financials. None of the Group Companies hold any cash outside of the United States.
3.7    No Changes. Since the Balance Sheet Date, (x) each of the Group Companies has conducted, operated and managed its business in the Ordinary Course of Business; (y) there has not occurred a Material Adverse Effect with respect to the Group Companies; and (z) none of the Group Companies has:
(a)    amended its Charter Documents, Subsidiary Charter Documents or equivalent organizational or governing documents;
(b)    merged or consolidated itself with any other Person or adopted a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    declared or paid any dividends on or made any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combined or reclassified any of its Equity Interests or issued or authorized the issuance of, or committed to issue (whether subject to approval by the Board or otherwise) any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchased or otherwise acquired, directly or indirectly, any of its Equity Interests except for purchases from former Employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(d)    made any loans or advances (other than routine expense advances to Employees of such Group Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgiven or discharged in whole or in part any outstanding loans or advances;
(e)    sold, leased, or otherwise disposed of or encumbered (other than Permitted Liens) any of its personal properties or tangible assets, or entered into any Contract with respect to the foregoing;
(f)    entered into any operating lease or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(g)    incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others;
(h)    made any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;
(i)    (A) granted any bonuses (other than the payment of bonuses accrued for services provided to the Company by Employees since January 1, 2024 through the Agreement Date or the payment of annual performance bonuses payable in the Ordinary Course of Business with respect to the 2024 calendar year), whether monetary or otherwise, or increase any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or with respect to any increase in wages or salary or the grant of an annual performance bonus in the Ordinary Course of Business, (B) changed the terms of employment for any employee or any termination of any employees, or (C) taken any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(j)    canceled, released or waived any claims or rights held by such Group Company;

(k)    changed accounting methods or practices (including any change in depreciation or amortization policies) or revalued any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the Ordinary Course of Business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Buyer;
(l)    (i) made any material Tax election, (ii) changed or revoked any Tax election, (iii) adopted or changed any Tax accounting method or period except as required by applicable Law, (iv) entered into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law), (v) prepared, filed or otherwise participated in any voluntary disclosure application or agreement or similar process, (vi) applied for any Tax ruling, (vii) settled or compromised any Tax claim or assessment, (viii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (ix) entered into any tax allocation agreement, tax sharing agreement or tax indemnity agreement, (x) surrendered any right to claim a Tax refund, or (xi) filed any amended Tax Return;
(m)    other than with respect to the Specified Assets, entered into any agreement for the purchase, sale or lease of any real property;
(n)    placed or allowed the creation of any Lien (other than a Permitted Lien) on any of its properties; or
(o)    took or agreed in writing or otherwise to take, any of the actions described in clauses (a) through (n).
3.8    Tax Matters.
(a)    General Tax Matters.
(i)    Each of the Group Companies has (A) duly and timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it (taking into account applicable extensions for filing such Tax Returns), and all such Tax Returns are true, correct and complete in all material respects and (B) timely paid all Taxes required to be paid by it (whether or not shown on a Tax Return). None of the Group Companies is a beneficiary of an extension of time within which to file any Tax Return. All accrued and unpaid Taxes of each of the Group Companies as of the close of business on the Closing Date are included in the Estimated Closing Indebtedness Amount.
(ii)    Each of the Group Companies has (A) timely withheld or collected and paid to the appropriate Governmental Entity in accordance with applicable Law all Taxes (including social security charges and similar fees, Federal Insurance Contribution Act amounts and Federal Unemployment Tax Act amounts and other similar Taxes) required to have been withheld or collected and paid in connection with any amounts paid or owing to its Employees, creditors, customers, stockholders, independent contractors, customers and other third parties (including the Sellers, each of the Group Companies), (B) filed true, correct and complete Tax Returns in all material respects to the extent required to be filed by it with respect thereto, and (C) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of Taxes.
(iii)    There is no Tax deficiency outstanding, assessed or proposed in writing against the Group Companies which has not been fully resolved with no further liability to the Group Companies, and none of the Group Companies has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax and no request for any such waiver or extension has been filed or is currently pending.
(iv)    No audit or other examination of any Tax Return of the Group Companies is presently in progress, nor has any Group Company been notified in writing of any request for such an audit or other examination which has not been fully resolved with no additional liability to such Group Company. No claim has ever been made by any Taxing Authority in a jurisdiction where any of the Group Companies does not file Tax Returns asserting that any of the Group Companies is or may be subject to Tax, or required to file Tax Returns, in such jurisdiction. No adjustment relating to any Tax Return filed by any of the Group Companies has been proposed in writing by any Taxing Authority. None of the Group Companies is a party to or bound by any closing or other agreement or ruling with any Governmental Entity with respect to Taxes.
(v)    As of the Balance Sheet Date, none of the Group Companies has any liabilities for unpaid Taxes which have not been accrued or reserved on the face of the Current Balance Sheets (rather than in any notes thereto), whether asserted or unasserted, contingent or otherwise, and none of the Group Companies has incurred any Liability for Taxes other than in the Ordinary Course of Business (or recognized any extraordinary gain) since the Balance Sheet Date.
(vi)    The Company has made available to Buyer (A) true, correct and complete copies of all income, sales and use, value added and other material Tax Returns filed by each of the Group Companies for all taxable periods remaining open under the applicable statute of limitations, (B) all IRS Forms 8832 filed by each of the Group Companies (as applicable), and (C) all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of each of the Group Companies.
(vii)    No power of attorney that is currently in force has been granted with respect to any matter related to Taxes that could affect the Group Companies after the Closing Date, other than any power of attorney granted in the Ordinary Course of Business.
(viii)    There are no Liens on the assets of the Group Companies relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.
(ix)    None of the Group Companies has been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(x)    None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Sections 355 or 361 of the Code.
(xi)    None of the Group Companies has (A) participated in any “reportable transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder, (B) engaged in any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP, (C) consummated or participated in any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder, or (D) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax Law. None of the Group Companies has taken a position on any Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).
(xii)    None of the Group Companies, Buyer (or any of its Affiliates as a result of the Transactions) nor any predecessor of the Group Companies, has (A) ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group the common parent of which was the Company), (B) ever been a party to, or bound by, any Tax sharing, indemnification, reimbursement or allocation agreement (other than ancillary provisions in customary commercial agreements not primarily related to Taxes), (C) any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by operation of Law, by Contract or otherwise, (D) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.
(xiii)    None of the Group Companies will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, the use of an improper method of accounting, or otherwise (including as a result of the Transactions) for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or prior to the Closing Date, (C) any intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made before the Closing, (E) any deferred revenue or prepaid amount received prior to the Closing, or (F) the application of Sections 951, 951A or 965 of the Code to income earned by the Group Companies in any Pre-Closing Tax Period.
(xiv)    Each of the Group Companies uses the accrual method of accounting for Income Tax purposes.
(xv)    At all times since the date of its formation, each Group Company (excluding Inc Authority, LLC, which, for the avoidance of doubt, is an entity that is disregarded from the Company, its sole owner) has been classified as a corporation under Subchapter C of the Code for U.S. federal Income Tax purposes and has had comparable status for Income Tax purposes under any applicable Law of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company does not have and has never had any direct or indirect ownership interests in any corporation, partnership, limited liability company, joint venture, trust or other “business entity” within the meaning of Treasury Regulations Section 301.7701-2(a).
(xvi)    Each of the Group Companies has in its possession official foreign government receipts for any Taxes paid by it, or paid on its behalf, to any foreign Governmental Entity. Each of the Group Companies (A) is not subject to Tax in any country other than the United States by virtue of having a permanent establishment or other place of business or having engaged in a trade or business in such other country and (B) does not own an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.
(xvii)    None of the Group Companies has ever (A) participated in an international boycott as defined in Section 999 of the Code, (B) been subject to any accumulated earnings Tax or personal holding company Tax, (C) had branch operations in any foreign country, (D) been party to a gain recognition agreement under Section 367 of the Code, (E) incurred a dual consolidated loss within the meaning of Section 1503 of the Code, or (F) transferred any intangible property the transfer of which would be subject to Section 367(d) of the Code. No Tax ruling, clearance or consent has been issued to the Group Companies, and none of the Group Companies has applied for any Tax ruling, clearance or consent, in each case, which would be binding on Buyer, any of its Affiliates, or the Group Companies after the Closing. To the extent required by applicable Law, each of the Group Companies has timely filed all reports and have created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any corresponding or similar provisions of non-U.S. Tax Law).
(xviii)    All transactions and agreements entered into between the Company and any of its Affiliates and each of the Company’s Subsidiaries and any of their Affiliates have been made on arm’s length terms. Each of the Group Companies is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Group Companies (as required under Section 482 of the Code and any other applicable U.S. federal, state or local or non-U.S. Laws and regulations), as applicable. Since January 1, 2023, none of the Group Companies has ever entered into a cost sharing arrangement to share research and development costs and rights to any developed Intellectual Property Rights.
(xix)    Each of the Group Companies has collected, remitted and reported to the appropriate Taxing Authority all sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. Each of the Group Companies has complied in all material respects with all applicable Laws relating to record retention (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).
(xx)    There is no material property or obligation of any Group Company, including uncashed checks to vendors, customers or Employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that are, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.
(xxi)    No Equity Interests of the Group Companies are a “covered security” within the meaning of Section 6045(g) of the Code, nor are there any shares of Company Common Stock or Equity Interests of the Company’s Subsidiaries that were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Buyer correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any share of Company Common Stock or Equity Interest of any Subsidiary of the Company that was initially subject to a vesting arrangement issued by any of the Group Companies, as applicable, to any of its Employees, non-employee directors, consultants or other service providers of any of the Group Companies.

(xxii)    None of the Group Companies has (A) deferred payment of any payroll Taxes pursuant to Section 2302 of the CARES Act to a period after the Closing, or (B) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or Section 3134 of the Code.
3.9    Restrictions on Business Activities. There is no current Contract (non-competition or otherwise), commitment or Order to which the Group Companies is a party or which is otherwise binding upon the Group Companies (or any of the assets of the Group Companies) which has or may reasonably be expected to have the effect of (a) limiting, restricting, prohibiting, or otherwise impairing in a material respect (i) any current or currently anticipated business practice of, or the conduct of the business by, the Group Companies, (ii) any acquisition of property (tangible or intangible) by the Group Companies, or (iii) the conduct of business by the Group Companies, including the ability of the Group Companies to operate in any geography of the world or with any Person, including any Contract: (A) that contains covenants of non-competition, rights of first refusal or negotiation, non-solicitation of customers or employees, or exclusive dealing obligations that are binding on the Group Companies or an exclusive grant of rights by the Group Companies; (B) under which the Group Companies is restricted from hiring or soliciting potential employees, consultants or independent contractors; or (C) that restricts the Group Companies from developing, authoring, producing, selling, licensing, delivering or otherwise distributing or commercializing any Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or from purchasing or otherwise obtaining any software, components, parts or services, or (b) otherwise limiting the freedom of the Group Companies to engage in any line of business, including with respect to any Company Products or the Company Owned IP, or to otherwise compete with any Person. Without limiting the generality of the foregoing, none of the Group Companies has entered into any Contract under which any of the Group Companies is restricted from selling, licensing, delivering or otherwise distributing or commercializing any of Company Owned IP or Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
3.10    Title to Properties; Absence of Liens; Condition and Sufficiency of Tangible Assets.
(a)    The Company does not own any real property.
(b)    Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from the Group Companies or otherwise used or occupied by the Group Companies for the operation of the business of the Group Companies (the “Leased Real Property”), including all amendments, terminations and modifications thereof, as well as any master leases or overleases with respect to any subleases or underleases, and any binding offers or options to lease, sublease or license any real property (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Group Companies is bound. The Company has delivered or made available to Buyer true, correct and complete copies of all Lease Agreements. Other than the Leased Real Property, none of the Group Companies currently possess, use, lease, operate or occupy any real property.
(i)    There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) on the part of the Company, any Subsidiary of the Company or, to the Knowledge of the Company, the counterparties to the Lease Agreements.

(ii)    The Lease Agreements are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
(iii)    None of the Group Companies has received any written or, to the Knowledge of the Company, other notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been remedied in all material respects and withdrawn.
(c)    Each of the Group Companies, as applicable, has good title to, or valid leasehold interest in, all of its properties, and interests in tangible properties and assets, real and personal, reflected on the Current Balance Sheets or acquired after the Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Group Companies, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.
(d)    All material machinery, equipment, and other tangible assets of each of the Group Companies (other than real property) currently being used in the conduct of the business of each of the Group Companies have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary maintenance, wear and tear), are in all material respects in good operating condition and repair, ordinary maintenance, wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such tangible assets has been materially deferred by the Group Companies.
3.11    Intellectual Property.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)    “Commercially Available Software” means any generally commercially available, non-customized software in executable code or hosted form that is available for an annual cost of not more than U.S. $25,000 per year.
(ii)    “Company IP” means (A) all Intellectual Property Rights licensed, used or held for use in the conduct of the business by the Group Companies in, or used in, connection with the creation of the Company Products, and (B) all Company Owned IP.
(iii)    “Company Owned IP” means any and all Intellectual Property Rights, including Registered IP, and all Technology, that are owned by, or purported to be owned by, the Group Companies.
(iv)    “Company Products” means all products and services that, as of the Agreement Date, are (A) commercially provided, made available, marketed, supported, offered for sale, sold, or licensed by or on behalf of the Company to third parties and (B) currently under development which the Group Companies intends to market in the next twelve (12) months.
(v)    “Company Software” means the software that embodies any Company IP or that is used in the operation, design, development, production, distribution, testing, provision,

maintenance or support of any Company Product, including such software in tools and toolsets developed by or on behalf of the Group Companies.
(vi)    “Company Source Code” means any software source code authored or owned by the Group Companies and any software source code of any Company Product.
(vii)    “Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “malware,” or “worm” (as such terms are commonly understood in the software industry) or any other code, computer instructions or techniques, software routines, or hardware components designed or intended to have, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a System, network, or other device or any information contained thereon or processed thereby; or (B) damaging or destroying any data or file in an unauthorized manner.
(viii)    “GDPR” means the European Union General Data Protection Regulation 016/679and EU Member State laws and regulations implementing the same and the GDPR as it forms part of United Kingdom law by virtue of section 3 of the European Union (Withdrawal) Act 2018, in each case, as currently in effect and as may be amended from time to time, together with any applicable implementing or supplementary domestic legislation.
(ix)    “Information Privacy and Security Laws” means any Law or binding regulatory guidance applicable to the Group Companies and relating to (A) the Processing, privacy, protection, integrity, confidentiality, availability, or security of Personal Data; (B) Personal Data breach, incident reporting or Security Incident notification; (C) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); or (D) consumer protection.
(x)    “Intellectual Property Rights” means all rights in, arising out of, or associated with: (A) all copyrights, including copyrights in works of authorship and copyrights granted under US federal and state law and under the law of any other jurisdiction (“Copyrights”); (B) rights in databases; (C) inventions, patents and patent applications, including rights granted under the Patent Act in connection therewith (“Patents”); (D) trademarks, service marks, trade dress and trade names including any of the foregoing granted under U.S. Federal and state law and under the law of any other jurisdiction; (E) trade secrets and rights in know-how, confidential or non-public information, including that which derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, and excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (F) Internet domain names; and (G) any similar laws arising in any jurisdiction in the world.
(xi)    “Open Source Material” means any software or other materials that are distributed as “free software” or “open source software” (as such terms are commonly understood in the software industry), including software code or other materials that are licensed under a Creative Commons License, open database license, the Mozilla Public License, the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License and all other licenses identified by the Open Source Initiative as “open source licenses” (such licenses or agreements are collectively, “Open Source Licenses”).
(xii)    “Personal Data” means (A) any and all information that relates to an identified or identifiable natural person, or can reasonably be associated with an individual natural person,

including information that identifies or could be used to identify an individual natural person, including (but not limited to) name, physical address, telephone number, email address, financial account number, passwords or PINs, government-issued identifier (including Social Security number and driver’s license number), or (B) any information defined as “personal data,” “personally identifiable information,” “personal information,” or any equivalent term under any Information Privacy and Security Law.
(xiii)    “Privacy Statements” means, collectively, all of each of the Group Companies’ privacy or security policies, statements, notices, representations, or other disclosures made by the Group Companies, including privacy or security policies publicly posted privacy policies on the Group Companies (including if posted on or in connection with any of the Group Companies’ Products), in each case of the foregoing, regarding the Processing of Protected Information.
(xiv)    “Processing” or “Process” means any operation or set of operations, with respect to data or information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction of such data or information, or any other operation that is otherwise considered “processing” or similar term under any Information Privacy and Security Law.
(xv)    “Protected Information” means (A) Personal Data, (B) any confidential Company IP or Company Confidential Information, or (C) any other proprietary, sensitive, or regulated information of the Group Companies.
(xvi)    “Registered IP” means all Intellectual Property Rights that are the subject of an application, certificate, filing, or registration with any state, government, or other public legal authority at any time in any jurisdiction, including all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with patents.
(xvii)    “Technology” means all forms of technology, including any software, databases, data compilations and collections and technical data.
(b)    Company Products. Section 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of substantially all of the Company Products, including the pricing, volume and gross sales for each of the products listed in the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024.
(c)    Registered IP. Section 3.11(c)(1) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of each item of Registered IP that is owned, filed in the name of, or purported to be owned by the Group Companies or subject to a valid obligation of assignment to the Group Companies (whether owned exclusively, jointly with another Person, or otherwise) (“Company Registered IP”), specifying, where applicable, the jurisdiction in which such item of Company Registered IP has been registered or filed, including applicable title, registration or application numbers, the names of all registered owners (and the nature of such ownership interest) and the filing date, and issuance/registration/grant date of such item of Company Registered IP. Section 3.12(c)(2) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date of: (y) any formal actions that must be taken by the Group Companies within ninety (90) days of the Closing Date in order to maintain as subsisting any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (z) any Legal Proceedings before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or equivalent authority anywhere in the world) to which the Group Companies is a party and in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Registered IP. The Company Registered IP is subsisting and the Company Registered IP that has registered or issued is valid and enforceable. No material interference, opposition, reissue, reexamination, or other legal proceeding is pending as of the Agreement date with respect to the Company Registered IP, and none of the Group Companies has received since the Lookback Date, any written notice for a claim contesting or challenging the ownership, scope, validity, or enforceability of any Company Registered IP. All necessary registration, maintenance and renewal fees in connection with Company Registered IP that are due for payment on or before the Closing Date have been timely paid and all necessary documents and certificates in connection with such Registered IP that are or will be due for filing on or before the Closing Date have been timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP. None of the Group Companies has claimed “small entity status” or “micro entity status” in the application for or registration of any Company Registered IP. To the maximum extent provided for by, and in accordance with, applicable Law, each of the Group Companies, as applicable, has recorded each assignment of Company Registered IP with each relevant Governmental Entity, in accordance with applicable Law.
(d)    Contracts.
(i)    Section 3.11(d)(i) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of all Contracts to which the Group Companies is a party or by which the Group Companies is bound pursuant to which any Intellectual Property Right or Technology is licensed to the Group Companies (other than, for listing purposes only (A) non-exclusive software licenses or software-as-a-service agreements with respect to Commercially Available Software that is not incorporated into any Company Product, (B) nondisclosure agreements entered in the Ordinary Course of Business, (C) Personnel Agreements (as defined below), and (D) licenses for “off-the-shelf” Technology that is not incorporated into any Company Product).
(ii)    Section 3.11(d)(ii) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of each license or Contract to which any of the Group Companies is a party or by which the Group Companies is bound pursuant to which any of the Group Companies has granted to any Person any license under, agreed not to assert or enforce, or in which any Person has otherwise received or acquired any right to own or use (whether or not currently exercisable) any Company Owned IP (other than, for listing purposes only (A) nondisclosure agreements entered in the Ordinary Course of Business; (B) nonexclusive, term-limited licenses to provide the Company Products to any of the Group Companies’ customers entered in the Ordinary Course of Business under a Standard Form Agreement without material deviation from the Intellectual Property Rights provisions set forth therein; and (C) access or incidental licenses to use Intellectual Property Rights or Technology granted under Personnel Agreements).
(iii)    The Company has made available to Buyer a true, correct and complete copy of each standard form of Contract currently used by each of the Group Companies in connection with the business of each of the Group Companies, including (as applicable) each of its unmodified standard forms of: (A) Employee Agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (B) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights or any confidentiality provision; (C)

confidentiality or nondisclosure agreement; and (D) nonexclusive terms of service or software-as-a-service agreements containing any license of or agreement to provide access to (on a hosted basis) Company Products (collectively, the “Standard Form Agreements”).
(e)    Company Owned IP. Each of the Group Companies has the exclusive right to bring infringement actions with respect to the Company Owned IP. All Company Owned IP is (and immediately following Closing will be) fully transferable, alienable, and licensable by each of the Group Companies, as applicable (and/or Buyer, as applicable), without payment of any kind to any third party. The Group Companies exclusively own the Company Owned IP free and clear of all Liens (other than Permitted Liens). None of the Group Companies has (A) transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license were Company Owned IP; or (B) permitted Intellectual Property Rights that are, or, were at the time, Company Owned IP to enter into the public domain.
(f)    Development of Company IP.
(i)    None of the Group Companies has jointly developed any Company IP with any other Person with respect to which such other Person has retained any rights in the developed subject matter.
(ii)    Each Person who is or was involved in the creation or development of any Company IP or any other Intellectual Property Rights or Technology for the Group Companies has signed a Contract (A) containing an assignment to a Group Company of such Person’s rights, title and interest in and to the resulting Technology and Intellectual Property Rights, and (B) which also contains customary confidentiality provisions protecting the rights of the applicable Group Company in Trade Secrets (such agreements “Personnel Agreements”);
(iii)    Each of the Group Companies and, to the Knowledge of each of the Group Companies, all other parties thereto, are in compliance in all material respects with the provisions of the Personnel Agreements;
(iv)    No current or former consultant, contractor or employee, of the Group Companies (A) has made any written claim of ownership with respect to any Company Owned IP, nor do any of them have any valid ownership claim to or in any Company Owned IP;
(v)    To the Knowledge of Company, (A) no current or former Employee of the Group Companies is bound by or otherwise subject to any Contract with a third Person restricting such Employee from performing (or in the case of former Employees, having performed) such Employee’s duties for the Group Companies, or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his/her activities as an Employee or contractor of the Group Companies; and
(vi)    No funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution were used directly to develop or create, in whole or in part, any Intellectual Property Rights or Technology for the Group Companies.
(g)    Standards Bodies. None of the Group Companies is, and has never been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Group Companies to grant or offer to any other Person any license or right to any

Company Owned IP. None of the Group Companies is a party to any Contract with a standards body or any similar organization involving the license to the Group Companies of “standards essential” Technology or Intellectual Property Rights.
(h)    Protection of Trade Secrets. Each of the Group Companies has taken commercially reasonable steps and precautions commercially necessary in accordance with industry standards to maintain the confidentiality of, and otherwise protect its rights in, all proprietary and confidential information that each of the Group Companies holds or purports to hold as a Trade Secret or maintains as confidential. No unauthorized disclosure of or access to any Trade Secrets included in, or that would, absent such unauthorized access or disclosure, be included in the Company Owned IP has occurred.
(i)    Enforcement. To the Knowledge of the Company, since the Lookback Date, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned IP. Section 3.11(i) of the Disclosure Schedule sets forth a true, correct and complete list (and the Company has made available to Buyer a true, correct and complete copy of) of each letter or other written or electronic communication, or correspondence or claim that has been sent or otherwise delivered to any other Person by any of the Group Companies or any of the Group Companies’ representatives, regarding any actual, alleged or suspected infringement or misappropriation of any Company Owned IP.
(j)    Non-Infringement. The conduct of the business of each of the Group Companies: (i) since the Lookback Date, has not infringed upon, misappropriated, or violated any Intellectual Property Rights of any third party or constituted unfair competition or trade under the Laws of any jurisdiction; and (ii) does not and will not infringe upon, misappropriate or violate any Intellectual Property Rights of any third party under the Laws of any jurisdiction. None of the Group Companies has received any written notice or claim since the Lookback Date, asserting that any such infringement, misappropriation or violation has occurred or any letter or other written communication offering that the Group Companies obtain a license to any Intellectual Property Right of another Person. No infringement, misappropriation, or equivalent claim or Legal Proceeding involving any Intellectual Property Rights of another Person is pending or, to the Knowledge of each of the Group Companies, threatened in writing against the Group Companies or, to the Knowledge of each of the Group Companies, against any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Group Companies with respect to such Legal Proceeding.
(k)    Company Software. To the Knowledge of the Company Software does not contain any bug, defect or error (including any bug, defect or error relating to or resulting from the Processing of data) that: (A) materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or authorized or intended to be used in conjunction with such Company Software; or (B) cause or would cause a material failure to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Software. Each of the Group Companies currently uses reasonable and appropriate practices to detect and remove all material Contaminants.
(l)    Company Source Code. No Company Source Code has been delivered, licensed or made available (nor do the Group Companies have a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available) to any escrow agent or other Person who is not, or was not, as of the date thereof, an Employee, consultant or independent contractor of the Group Companies using such Company Source Code solely in connection with providing services subject to a Personnel

Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) shall, or could reasonably be expected to, result in the authorized delivery, license, or disclosure of any Company Source Code to any other Person who is not, or was not an Employee, consultant or independent contractor of the Group Companies.
(m)    Open Source.
(i)    Section 3.11(m)(i) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of: (A) each item of Open Source Materials that is contained in, distributed with, linked to the current version any Company Software or from which any part of the current version of any Company Software is derived; (B) the name of or a link to (or other locator for) the applicable Open Source License for each such item of Open Source Material that is software; (C) the Company Product to which each such item of Open Source Material relates; and (D) whether such Open Source Material has been modified or distributed by or on behalf of the Group Companies.
(ii)    No Company Software contains, is linked with, derived from, or distributed with, any Open Source Materials in a manner that requires pursuant to the applicable Open Source License: (A) that the Group Companies grants a license under, or refrain from asserting any one or more of its patent rights or that any Company Software or part thereof (except for the applicable, unmodified third party Open Source Material itself): (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) that otherwise imposes any limitation, restriction or condition on the commercial exploitation of any Company Software or part thereof other than with respect to attribution obligations with respect to the Open Source Materials (except, in each case (A) and (B), for the applicable, unmodified third party Open Source Material itself).
(iii)    Each of the Group Companies are in compliance in all material respects with all Open Source Licenses governing Open Source Materials contained in, distributed with, or linked to the current version any Company Software or from which any part of the current version of any Company Software is derived.
(n)    Effect of Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Owned IP or any other Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Company Product or Company Software; (ii) any obligation for the Group Companies or Buyer or its Affiliates to pay any amounts, royalties, or consideration with respect to any Intellectual Property Rights or Technology licensed to or used thereby other than fees, royalties or payments that would otherwise have been required to pay in the absence of this Agreement or had such transactions not occurred; (iii) Buyer or its Affiliates being bound by any exclusivity, non-compete, or similar restriction on Buyer’s or its Affiliates’ respective businesses to which Buyer or its Affiliates would not have been bound but for the Transactions; (iv) the release, disclosure or delivery of any Company Software by or to any escrow agent or other Person; or (v) in connection with any of the Contracts to which the Group Companies is bound as of immediately prior to the Closing, the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Company IP or any other Technology or the Intellectual Property Rights of Buyer or its Affiliates. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, nor the disclosure or transfer of Protected Information to Buyer in connection with the Transactions, will violate any Privacy Requirements.
(o)    Privacy.
(i)    At all times since the Lookback Date, except as is not material in any case or in the aggregate, the Group Companies have complied with all applicable (A) Information Privacy and Security Laws, (B) terms of any Contract by which any of the Group Companies is bound related to privacy, information security, or Processing of Protected Information (including any data processing agreements, information security schedules, and data transfer agreements), (C) industry and self-regulatory standards, frameworks, certifications, and codes of conduct related to privacy or information security to which any of the Group Companies is contractually bound or purports to comply with, and (D) Privacy Statements, (collectively, (A)-(D) are the “Privacy Requirements”). Each of the Group Companies has all material rights, authority, consents and authorizations necessary to receive, retain, access, use, disclose and otherwise Process the Protected Information in their possession, custody or control in the manner received, retained, accessed, used, disclosed, or otherwise Processed in connection with the operation of, as applicable, any of the Group Companies’ businesses and by or for the Buyer’s intended purposes after the Closing Date (as such purposes have been disclosed to the Group Companies, or of which the Group Companies are aware). None of the disclosures or statements made or contained in any privacy policy made publicly available by any Group Company has been materially inaccurate, misleading, or deceptive (including by omission).
(ii)    No Group Company is the subject of any action or order by, or party to any Contract with, any Governmental Entity which restricts, impairs, encumbers, or otherwise hinders its Processing of Protected Information.
(iii)    As of the Closing Date, there are no pending requests before any of the Group Companies from individuals to exercise their rights under Information Privacy and Security Laws. As of the Closing Date, there is no complaint, audit request, formal investigation, claim, or Legal Proceeding pending, in each case, against the Group Companies to the extent relating to any Company Product or the practices of the Group Companies, in each case, regarding (A) the Processing of any Protected Information by or for the Group Companies, (B) the privacy, security, confidentiality, availability, or integrity of any Systems or of any Protected Information Processed by or for the Group Companies, or (C) any alleged breach of Privacy Requirements by the Group Companies. To the Knowledge of the Group Companies, there are no circumstances that would reasonably be expected to give rise to any of the foregoing.
(p)    Systems. The computer hardware (whether general or special purpose), databases, information technology systems, servers, networks, interfaces, platforms, and data processing systems, facilities and services owned, used, leased, or used by or on behalf of the Group Companies, including the Company Products and all other software, hardware, networks, communications facilities, platforms and related systems and services (collectively, “Systems”), are reasonably sufficient for the current operation of the business of, as applicable, the Group Companies, as applicable, in all material respects.
(q)    Security Measures.
(i)     At all times since the Lookback Date, except as is not material in any case or in the aggregate, each of the Group Companies’ information security practices and policies have complied, with all applicable Information Privacy and Security Laws. Each of the Group Companies have implemented. maintained, and routinely tested reasonable and appropriate disaster recovery and business continuity plans and procedures, including with respect to all Systems in the custody or control of the Group Companies and, as applicable, the business of each of the Group Companies. As of the Closing Date, no results from such testing indicate any material deficiencies or failures in such plans or procedures, such as in respect of recovery time or recovery point objectives, which remain unremediated in a commercially unreasonable manner. Since the Lookback Date, none of the Group Companies has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any System.
(ii)    Since the Lookback Date, except as is not material in any case or in the aggregate, with respect to each Person performing services for the Group Companies that is or has been permitted to access or otherwise Process Protected Information on behalf of the Group Companies (other than Employees of each of the Group Companies), such Group Company has obtained a written agreement from such Person that binds such Person to (A) at least the same restrictions and conditions that apply, as applicable, to the Group Companies with respect to such Protected Information, if applicable, (B) implement and maintain reasonable and appropriate measures for protecting such Protected Information from unauthorized access, use, disclosure, and other Processing (including from Security Incidents), (C) comply with all Privacy Requirements and (D) not Process Protected Information other than to perform the services for the Group Companies. To the Knowledge of the Group Companies, no such Persons have failed to comply with any such obligations in any material respect. All Employees of each of the Group Companies with access to Protected Information undergo reasonable and appropriate training regarding information security awareness and the obligations of the applicable Group Company under Privacy Requirements.
(iii)    Since the Lookback Date, there have been no actual or reasonably suspected attacks on, intrusions into, or breaches of the security of any Systems, nor have there been any actual or reasonably suspected breaches or attacks with respect to, or any accidental, unauthorized or unlawful access to, or loss, destruction, acquisition, encryption, use, alteration, disclosure, damage or other Processing of, any Protected Information, including any such incidents experienced by third parties performing services for or on behalf of the Group Companies (collectively, “Security Incidents”). None of the Group Companies has been provided, or been legally required to provide, any notice to data owners, Governmental Entities, Persons or others arising out of, related to, or otherwise in connection with any Security Incident.
(iv)    At all times since the Lookback Date, each of the Group Companies has implemented, maintained, and materially complied with its reasonably appropriate plans, policies, safeguards, and measures (including with respect to technical, administrative, and physical security) designed to (A) prevent and respond to Security Incidents and (B) preserve and protect the privacy, confidentiality, availability, security, and integrity of all Systems and Protected Information Processed by the Group Companies.
(v)    The Systems are free from Contaminants and no Group Company has identified and is not otherwise aware of any vulnerabilities classified as “critical” or “high” (or of similarly significant risk) affecting any Systems that have not, to the extent commercially reasonable, been effectively remediated.
(vi)    Section 3.11(q)(v) of the Disclosure Schedule sets forth a true, correct and complete list of, and each of the Group Companies has made available, each letter or other written or electronic communication or correspondence (including from journalists or media organizations) that has been sent or otherwise delivered by or to the Group Companies since the Lookback Date, regarding any actual, alleged or suspected (i) Security Incident or (ii) violation of any Privacy Requirements by (a) the Group Companies or any Person performing services for the Group Companies, or (b) any of the customers of the Group Companies. Section 3.11(q)(v) of the Disclosure Schedule provides a brief description of the current status of such matters.
3.12    Agreements, Contracts and Commitments.
(a)    Except for this Agreement, the Related Agreements and the Contracts set forth in Section 3.11(d) of the Disclosure Schedule, none of the Group Companies is a party to or bound by and does not use the benefits of any of the following Contracts:
(i)    (A) any Contract to grant any change of control payments, retention bonus, or similar benefit (in cash, equity, extension of benefits or otherwise) to any Employee, (B) any employment agreement, offer letter, or independent contractor agreement that is not immediately terminable at-will by the Group Companies without advance notice, severance, termination pay, or other cost or Liability, (C) any bonus, incentive compensation, or commission plan, policy or agreement with any Employee other than a Company Employee Plan, (D) any separation agreement or settlement agreement with any Employee or other Person under which any of the Group Companies has any current actual or potential Liability or under which the Company has any ongoing or future obligations, as well as any settlement agreement, consent decree, or other similar agreement with any Governmental Entity, or (E) any Contract with any labor union or any collective bargaining agreement or similar Contract with its Employees;
(ii)    any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the payments or benefits of which would be increased, or the vesting of benefits of which would be accelerated or may be accelerated, by the occurrence of any of the Transactions (whether alone or in combination with any other event(s));
(iii)    any lease of any real property or personal property in an amount in excess of $15,000;
(iv)    any Contract relating to capital expenditures and involving future payments in any amount in excess of $50,000 individually or $100,000 in the aggregate, in each case in any fiscal year;
(v)    any Contract relating to the disposition or acquisition of ownership of any material assets or any material interest in any business enterprise outside the Ordinary Course of Business;
(vi)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or other Indebtedness;
(vii)    any purchase order or Contract for the purchase of tangible items of equipment or related services in any amount in excess of $25,000 individually or $50,000 in the aggregate, in each case in any of the prior three (3) fiscal years;
(viii)    any Contract with a Top Vendor;

(ix)    omitted;
(x)    any Contract with a Top Referral Partner;
(xi)    any Contract with a Top Affiliate Partner;
(xii)    any Contract pursuant to which any Group Company receives mail processing or similar services in support of its registered agent operations;
(xiii)    any confidentiality and non-disclosure agreements (whether any Group Company is the beneficiary or the obligated party thereunder), other than (x) the current forms of confidentiality agreements used with Employees that have been made available to Buyer and (y) those related to commercial transactions in the Ordinary Course of Business that are not individually material;
(xiv)    any Contract required to be disclosed on Section 3.9 of the Disclosure Schedule;
(xv)    any Contract with federal, state, city, county, parish, municipal or other Governmental Entities;
(xvi)     (A) any management service, legal partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties or other similar payments to any other Person;
(xvii)    any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Company Products (other than agreements with resellers and channel partners entered into in the Ordinary Course of Business and with terms that do not materially deviate from the terms set forth in any of the Group Companies’ Standard Form Agreement for resellers made available to Buyer);
(xviii)    any Contract pursuant to which any Group Company is bound to or has committed to provide any product or service to any third party on a most favored nation basis or similar terms;
(xix)    any Contract granting any license or other rights to or from any Group Company with respect to Protected Information, other than grants to service providers to use such Protected Information in connection with the provision of services to any Group Company;
(xx)    any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of any Group Company or assets of any Group Company or otherwise seeking to influence or exercise control over any Group Company;
(xxi)    any Contract pursuant to which any of the Group Companies has acquired a business or entity, or a material portion of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;
(xxii)    any agreement of indemnification with officers, directors, members or managers of any Group Company;

(xxiii)    any Contract with any investment banker, broker, advisor or similar party, in connection with this Agreement and the Transactions;
(xxiv)    any Contract with any Person pursuant to which the Company sold or repurchased any of its equity securities; and
(xxv)    any Contract or other arrangement to settle any Legal Proceeding or to settle any threatened or reasonably anticipated Legal Proceeding (A) involving a claim or dispute value greater than $25,000 or (B) that has not been fully and finally settled.
(b)    The Company has made available true, correct and complete copies of each Contract required to be disclosed pursuant to Sections 3.9, 3.10(b), 3.11 and 3.12(a). For the purposes of this Agreement, each of the foregoing Contracts referenced in this subsection 3.12(b) shall be a “Material Contract” and collectively are the “Material Contracts.”
(c)    Each of the Group Companies has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is valid, binding and enforceable against the applicable Group Company (to the extent such entity is a party to such Material Contract), and is in full force and effect, subject only to the effect, if any, of the Bankruptcy and Equity Exception. There exists no default or event of default or event, occurrence, condition or act, with respect to the Group Companies, or to the Knowledge of the Company, with respect to any other contracting party to a Material Contract, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Group Companies under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract. None of the Group Companies has received any notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. None of the Group Companies has any Liability for renegotiation of Contracts with Governmental Entities. The Company has heretofore made available to Buyer true, correct and complete copies of each Material Contract, together with any and all material amendments and supplements thereto and “side letters” and similar documentation relating thereto.
(d)    To the Knowledge of the Company, no counterparty to any Contract described in Section 3.12(a)(x) has proposed or intends to effectuate an address change.
3.13    Interested Party Transactions.
(a)    No officer, director, member or manager of the Group Companies, any Seller, or any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any entity which furnished or sold, or furnishes or sells, services, products, or technology that any Group Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to any Group Company, any goods or services, (iii) any interest in, or is a party to, any Contract to which any Group Company is a party (except for any Contract relating to normal compensation or welfare benefits provided for services as an officer, director, member or Employee of the Group Companies), or (iv) primarily uses or takes advantage of any asset of the Group Companies for such Person’s individual use, and Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of all such assets, including the Specified Assets.
(b)    All transactions pursuant to which any Interested Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, any Group Company that were entered into on or after the inception of the Company, have been on an arms’-length basis on terms no less favorable to such Group Company than would be available from an unaffiliated party.
3.14    Company Authorizations. Section 3.14 of the Disclosure Schedule sets forth a true, correct and complete list of, as of the Agreement Date, each consent, license, permit, registration, grant or other authorization (a) pursuant to which any Group Company currently operates, provides any services or holds any interest in any of their properties, or (b) which is required for the operation of the business of the Group Companies as currently conducted or the holding of any such interest (collectively, including any such items that are required to be disclosed in Section 3.14 of the Disclosure Schedule, “Company Authorizations”). All of the Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit each of the Group Companies to operate or conduct its business or hold any interest in its properties or assets. Each of the Group Companies is in compliance in all material respects with all such Company Authorizations, and as of the Closing Date shall have applied for and not been denied any required renewals of such Company Authorizations.
3.15    Litigation.
(a)    There is no Legal Proceeding of any nature pending, or to the Knowledge of the Company, threatened, against any Group Company, any of its properties or assets (tangible or intangible) or any of the officers, directors or managers of any Group Company (in their capacities as such), nor to the Knowledge of the Company, are there any presently existing facts or events that would constitute a reasonable basis therefor, nor has there been any such Legal Proceeding since the Lookback Date. No Governmental Entity has at any time challenged or investigated the legal right of any Group Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Legal Proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any Person who has a contractual right or a right pursuant to laws of the State of Delaware or any other state or jurisdiction to indemnification from any Group Company related to facts and events existing prior to the Closing Date, nor are there, to the Knowledge of the Company, any facts or events that would constitute a reasonable basis for any such Legal Proceeding.
(b)    To the Knowledge of the Company, there is no reasonable basis for any Person to assert a claim against any Group Company, any of its properties or assets (tangible or intangible) or any of its directors, officers, managers or Employees of any Group Company (in their capacities as such) based upon: (i) the Company entering into this Agreement, the Related Agreements or any of the transactions contemplated by hereby or thereby, including the Transactions, including a claim that such director, officer, member or Employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by any Group Company regarding its assets or (iii) any claim that any of the Group Companies has agreed to sell or dispose of any of its assets to any party other than Buyer, whether by way of merger, consolidation, sale of assets or otherwise.
(c)    None of the Group Companies has any Legal Proceeding of any nature pending against any other Person.

3.16    Books and Records.
(a)    The Company has made available to Buyer true, correct and complete copies of (i) all documents identified on the Disclosure Schedule, (ii) the Charter Documents and (iii) the Subsidiary Charter Documents, each as currently in effect. The minute books of each of the Group Companies provided to Buyer contain a true, correct and complete summary of all meetings of the board of directors (or similar governing body) of each of the Group Companies and of the holders of Equity Interests of each of the Group Companies or actions by written consent since the Lookback Date, of each of the Group Companies through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects.
(b)    The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records (including databases, dashboards or other systems for tracking sales of Company Products), Tax records and related work papers and other books and records of the Group Companies (collectively, the “Books and Records”) that are true, correct and complete and fairly reflect, in all material respects, the business activities of each of the Group Companies, including sales of Company Products. None of the Group Companies has engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records of each of the Group Companies shall be in the possession of the Company.
3.17    Environmental, Health and Safety Matters. Since the Lookback Date, each of the Group Companies is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. Each of the Group Companies during the last three (3) years, have and are in compliance in all material respects with all environmental permits necessary for the use, maintenance, or operation of its business or assets or properties. There are no pending or, to the Knowledge of the Company, threatened allegations by any Person that the properties or assets of any Group Company are not, or that the business of any Group Company has not been conducted, in compliance in all material respects with all Environmental, Health and Safety Requirements. None of the Group Companies has received any written notice or, to the Knowledge of the Company, other communication (in writing or otherwise) that alleges that the any Group Company is not in compliance in all material respects with any permit or Environmental, Health, and Safety Requirement. None of the Group Companies has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the Knowledge of the Company during the last three (3) years, (a) all property that is owned, used, leased to, or controlled by the Group Companies and all surface water, groundwater, and soil associated with such property is free of any hazardous material or material environmental contamination of any nature and (b) there has been no Release of hazardous material in, on, above, or under any property owned, used, leased to, or controlled by the Group Companies (including waste disposal sites) for which the Group Companies would be liable for except in compliance in all material respects with Environmental Health and Safety Requirements.
3.18    Brokers’ and Finders’ Fees. Except for STS Capital Partners, none of the Group Companies has incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Buyer or the Group Companies incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of the Group Companies.

3.19    Sales and Marketing Matters. Since the Lookback Date, each of the Group Companies has complied in all material respects with, and is not in violation of, the federal Telephone Consumer Protection Act and its implementing regulations, the federal Restore Online Shoppers’ Confidence Act, and all other Laws governing telemarketing, telephone solicitation, negative option transactions, automatic renewal offers, continuous service offers, or free-to-pay conversion offers, and none of the Group Companies has received any notices of suspected, potential or actual violation with respect to any such Laws. Since the Lookback Date, each of the Group Companies has complied, in all material respects, with its terms of service with respect to customer orders made by phone or through such Group Company’s website. No employee, independent contractor, consultant, agency worker or advisor to the Group Companies has used, without human involvement, any copy or material generated by artificial intelligence in any marketing materials.
3.20    Employee Benefit Plans and Compensation.
(a)    Schedule. Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of each Company Employee Plan and each Employee Agreement other than employment agreements or employment offer letters that are terminable by the Group Companies unilaterally without advance notice and do not contain any severance or similar termination consideration, change in control, retention bonus, or vesting acceleration provisions, or otherwise differ materially from the standard form of offer letter or employment agreement provided by the Company. None of the Group Companies has made any plan or commitment to establish or enter into any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by applicable Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement) or the terms of the applicable Company Employee Plan or Employee Agreement. No Company Employee Plan is maintained and/or sponsored by a professional employer organization.
(b)    Documents. The Company has made available to Buyer, in each case as applicable, (i) true, correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or by any other applicable Law in connection with each Company Employee Plan, (iii) for each Company Employee Plan that is a funded plan, the most recent annual and periodic accounting of such Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (v) all current, material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, other funding vehicles and similar agreements, (vi) all material communications relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any Liability to the Group Companies, (vii) all filings and correspondence to or from any Governmental Entity relating to any Company Employee Plan other than routine correspondence or filings in the normal course of operations of such Company Employee Plan, (viii) current policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, if any, (ix) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (x) the most recent IRS (or any other applicable Taxing Authority) determination or opinion letter issued with respect to each Company Employee Plan for which determination letters are currently available.
(c)    Employee Plan Compliance. Each of the Group Companies has performed in all material respects all obligations required to be performed by it under applicable Law with respect to each Company Employee Plan, is not in default or violation of, and, as of the Agreement Date, to the Knowledge of the Company, there is no of any default or violation by any other party to, any Company Employee Plan. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has obtained a favorable IRS determination letter (or opinion letter, if applicable) as to its qualified status under the Code and each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code, and, to Knowledge of the Company, there has been no event or condition that has adversely affected or could reasonably be expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or Legal Proceeding pending, or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Each Group Company and each Company Employee Plan is and at all times has been in compliance in all material respects with the Patient Protection and Affordable Care Act (the “ACA”) and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “HCERA”), to the extent applicable. None of the Group Companies has incurred or could reasonably be expected to incur or otherwise be liable for any material penalty or liability pursuant to the ACA and the HCERA. None of the Group Companies is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Group Companies has made all contributions and other payments required by and due under the terms of each Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Buyer, any Group Company or any ERISA Affiliate (other than ordinary administrative expenses).
(d)    International Company Plan. None of the Group Companies has established, maintains, nor has any Liability with respect to any International Company Plans..
(e)    No Pension Plan. No Group Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, or otherwise had any Liability with respect to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
(f)    No Self-Insured Plan. No Group Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, or otherwise had any Liability with respect to, any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or contract applies).
(g)    Collectively Bargained, Multiemployer and Multiple Employer Plan. At no time have the Group Companies or any ERISA Affiliate contributed to or been obligated to contribute to, or otherwise had any Liability with respect to, any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Group Companies nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to, or otherwise had any Liability with respect to, any multiple employer plan or to any plan described in Section 413 of the Code. None of the Group Companies nor any ERISA Affiliate has at any time maintained or participated in any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(h)    No Post-Employment Obligations. None of Group Companies, any Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide (or contribute towards the cost of), post-employment or retiree life insurance, health or other post-employment welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and none of the Group Companies has ever promised or contracted to any Employee or any other Person that such Employee(s) or other Person would be provided with post-employment or retiree life insurance, health or other post-employment welfare benefits, except to the extent required by statute.
(i)    Effect of Transactions. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) shall (i) entitle any current or former Employee or other individual service provider of the Group Companies to any payment of separation, severance, termination or similar benefits, (ii) result in any forgiveness in whole or in part of Indebtedness with respect to any Employee, (iii) increase any benefits otherwise payable by the Group Companies, (iv) result in the obligation to fund or otherwise provide for benefits or compensation or (v) accelerate any payment or benefit to, or result in any vesting with respect to, the amount of compensation or benefits to any current or former Employee or other individual service provider of the Company, except as required under Section 411(d)(3) of the Code.
(j)    Tax Matters related to Compensation. Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) result in any payment or benefit that would be, individually or in combination with any other payment or benefit, characterized or reasonably expected to be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of Tax law), determined without regard to any compensation arrangements entered into by or at the direction of Buyer. There is no contract, agreement, plan or arrangement to which any of the Group Companies is a party or by which it is bound to compensate or “gross up” any Employee for Taxes paid pursuant to Section 4999 of the Code and the Treasury Regulations promulgated thereunder or any similar state Law.
(k)    409A Compliance. Each nonqualified deferred compensation plan is and has been maintained in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance issued thereunder. No compensation is includable in the gross income of any Employee as a result of Section 409A of the Code with respect to any arrangements or agreements covering any Employee. There is no contract, agreement, plan or arrangement to which any Group Company is a party or by which it is bound to compensate or “gross up” any Employee for Taxes paid as a result of a violation of Section 409A of the Code and the Treasury Regulations promulgated thereunder or any similar state Law.
(l)    Employment Matters. Each of the Group Companies is in compliance in all material respects with all applicable Laws and Contracts respecting labor and employment, including those pertaining to: employment practices, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), Tax withholding, government contracting, child labor, affirmative action, discrimination, harassment, retaliation, equal employment opportunity, labor or employee relations, fair employment practices, disability rights or benefits, workers compensation, unemployment compensation and insurance, health insurance continuation, privacy, leaves of absence, meal and rest periods, vacation, sick and other paid time off, immigration, employee safety and health, payment of wages and hours of work (including minimum and/or overtime wages), right to information and consultation, pay equity, and in each case: (i) has withheld and reported all material amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any material arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Since the Lookback Date, each of the Group Companies has paid in full to all Employees all wages, salaries, commissions, bonuses, benefits, and other compensation that are due and owing to such Persons (other than for compensation that has accrued since the last payroll pay date). None of the Group Companies has any current Liability for accrued and vested but unpaid severance, pay in lieu of notice or other payment arising from the termination of the service of any former Employee.
(m)    Legal Proceedings. There are no Legal Proceedings, or other disputes pending, or to the Knowledge of the Company, threatened or reasonably anticipated against any of the Group Companies or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Group Companies or any of their trustees under any worker’s compensation policy or long-term disability policy (other than routine claims to be made in the normal course of business and consistent with past practice). None of the Group Companies is a party to a settlement agreement, conciliation agreement, consent decree or other agreement or Order with any Governmental Entity or other Person with respect to employment practices.
(n)    Classification of Employees/Contractors. Since the Lookback Date, none of the Group Companies has incurred any Liability with respect to any misclassification of: (1) any Person as an independent contractor rather than as an employee under applicable Law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable Law. No current Employee of the Group Companies could be deemed misclassified as exempt from applicable wage and hour Laws, and no current or former independent contractor could be deemed a misclassified employee. No former Employee (or spouse or other dependent of any former Employee) of the Group Companies is receiving, scheduled to receive, owed, entitled to, or eligible for any benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Group Companies.
(o)    Labor. The Company is not, and has never been, a party to or bound by any collective bargaining agreement or other similar Contract with any labor organization or its Employees, and no collective bargaining agreement or other similar Contract is being negotiated by the Company. The Company does not have any duty to bargain with any labor organization or works council or similar employee representative group. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Group Companies is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. To the Knowledge of the Company, there are no, and, have never been any, activities or Legal Proceedings with or by any labor union to organize any current Employees and no union campaign being conducted to solicit cards from Employees to authorize a union to request a National Labor Relations Board certifications election with respect to any Employees of the Group Companies. There are no Legal Proceedings, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor or employee matters involving any Employee, including charges of unfair labor practices. None of the Group Companies has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and none of the Group Companies has received any correspondence, charges, complaints, notices or orders from the National Labor Relations Board or any state labor relations agency or any other labor organization (including any foreign labor organizations).
(p)    WARN Act. None of the Group Companies has ever taken any action that would require notice within the meaning of the WARN Act or otherwise incurred any Liability or obligation under the WARN Act. No terminations or other actions prior to the Closing, including mass layoffs, reductions in force, furloughs, relocations, transfers, reassignments, or plant closings, will trigger any notice or other obligations under the WARN Act and no such actions will be implemented before the Closing without advance notification to and approval of Buyer. There has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing.
(q)    No Interference or Conflict. To the Knowledge of the Company, no stockholder, Employee, or other representative of the Group Companies is obligated under any Contract, or subject to any Order of any court or administrative agency, that would conflict with such Person’s employment with or engagement by the Group Companies, interfere with such Person’s efforts to promote the interests of the Group Companies or that would interfere with the business of the Group Companies. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Group Companies as presently conducted shall, to the Knowledge of each of the Group Companies, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such Persons is now bound.
(r)    Certain Employee Matters. Section 3.20(r) of the Disclosure Schedule sets forth a true, correct and complete list of the current employees as of December 31, 2024 and the Agreement Date and provides with respect to each, as applicable: (i) name (or employee identification number if the employee’s name must be redacted as required by applicable Laws); (ii) position held and department; (iii) base salary or hourly wage rate; (iv) Employee’s designation as either exempt or non-exempt, full-time, part-time or temporary status; (v) target annual bonus, profit sharing, incentive compensation, and/or commissions, including any such bonus or other incentive payments paid, granted or promised to such employee outside of any annual bonus or commission plan; (vi) the date of hire; (vii) vacation or paid time off eligibility for the current calendar year (including accrued paid time off or sick leave from prior years) and the balance of accrued vacation or paid time off from any current or prior vacation or paid time off policy; (viii) leave status and the date such leave commenced and expected return date; (ix) visa status and visa expiration date; (x) employing entity; (xi) location of employment (including city, state, province and country); (xii) prior notice period required in the event of termination; (xiii) any severance or termination payment or benefit (in cash or otherwise) to which they could be entitled; and (xiv) any promises or commitments made to them with respect to changes or additions to their compensation or benefits. No Key Employee has given notice to any Group Company to terminate his or her employment with or engagement by any Group Company, and to the Knowledge of the Company, has notified any Group Company of an intention to terminate their employment for any reason, other than in accordance with the employment arrangements and general releases provided for in this Agreement. There are no performance improvement plans or disciplinary actions contemplated or pending against any of current Employees that are reasonably likely to result in the termination of their employment or engagement by any of the Group Companies. No visa or work permit held by a current Employee with respect to their service with any Group Company will expire during the six-month period beginning on the Agreement Date.

(s)    Contractor List. Section 3.20(s) of the Disclosure Schedule sets forth a true, correct and complete list of the current independent contractors, consultants, agency workers and advisors to the Company as of the Agreement Date and provides with respect to each, as applicable: (i) name; (ii) the location at which they are providing services; (iii) the dates of engagement, and the notice or termination provisions applicable to the individual; (iv) the terms of their compensation and the amounts paid to them year-to-date 2025 and in years 2023 and 2024; (v) description of the services provided to the Group Companies; (vi) whether they are an individual or entity (and if an entity, the number of workers performing services for the Group Companies on behalf of the contracting entity); and (vii) any eligibility to receive severance, termination or retention payment, notice of termination, change of control payment, or other similar compensation. All independent contractors, consultants, agency workers and advisors to the Group Companies can be terminated immediately and without advance notice or Liability on the part of the Group Companies.
(t)    Misconduct. No allegations of discrimination, harassment, sexual harassment, sexual misconduct or retaliation while employed by and in connection with such Person’s employment by or provision of services to the Group Companies have been made, or the Knowledge of the Company, threatened or anticipated, against any (i) Key Employee, (ii) any current or former officer, director or member of any Group Company or (iii) any Employee with supervisory or managerial authority over any other Employee. None of the Group Companies has disciplined or terminated any Employee or entered into any settlement agreement or conducted any investigation related to allegations of discrimination, harassment, sexual harassment, sexual misconduct or retaliation by or regarding any Employee or other representative of the Group Companies. To the extent required by applicable Law, each of the Group Companies has established and distributed to its Employees a written policy against harassment and a complaint procedure, and it has required all Employees to complete anti-harassment training in compliance with applicable Law.
(u)    Work Authorization. All current and former employees have provided appropriate documentation under applicable immigration Laws establishing their authorization to work in the jurisdiction in which they are working.
(v)    Each Group Company has adopted commercially reasonable training manuals and protocols for its sales staff and is in compliance in all material respects with such training manuals and protocols. The Group Companies have made available to Buyer true, correct and complete copies of the current training manuals and protocols.
3.21    Insurance. Section 3.21 of the Disclosure Schedule sets forth a true, correct and complete list of, as of the Agreement Date, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, members and directors (in such capacities as employees, officers, members and directors) of the Group Companies, including the type of coverage, the carrier, the policy limits of coverage, the term and the annual premiums of such policies. There are and have been no claims since the Lookback Date, for which an insurance carrier has denied or threatened to deny coverage. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, shall be paid if incurred prior to the Closing Date), and each of the Group Companies is otherwise in compliance in all material respects with the terms of such policies and bonds.
3.22    Compliance with Laws. Since the Lookback Date, except as is not material in any case or in the aggregate, each of the Group Companies has complied with, and is not in violation of, any Law. Since the Lookback Date, none of the Group Companies has received any notices of suspected, potential or actual violation with respect to any Law, or provided any written notice to any Governmental Entity regarding any material violation by the Group Companies of any Law or Order. There have never been any allegations, notices, claim or Legal Proceeding of any kind asserted by any Person or Governmental Entity asserting that any Group Company or any of their respective directors, officers, employees, agents and representatives, in their capacity as such, engaged in the corporate practice of law or other unauthorized practice of law.
3.23    Sanctions. None of the Group Companies, nor any director or officer of any Group Company, nor, to the Knowledge of the Company, any employee, agent or representative or other Person who performs or has performed services on behalf of any Group Company, is a Person that is the subject or target of economic sanctions administered by the United States Department of the Treasury’s Office of Foreign Assets Control (including the designation as a “Specially Designated National or Blocked Person” thereunder), or any executive order, directive or regulation pursuant to the authority thereunder, including the regulations of the United States Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”). Since the Lookback Date, no Group Company has been in material violation of applicable Sanctions.
3.24    Anti-Corruption Laws. Since the Lookback Date, none of the Group Companies, any director, officer, Affiliate, Employee or manager of the Group Companies, or to the Knowledge of the Company, its agent (in each case, in their capacities as such or relating to their employment, services or relationship with the Group Companies), has (a) directly or indirectly made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977), foreign political party or official thereof, or candidate for foreign political office, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained; (iv) to improperly influence or induce any act or decision, (v) to secure any improper advantage, or (vi) in violation of applicable Law (including Anti-Corruption Laws) or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Group Companies. Each of the Group Companies has established and maintain internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) reasonably designed to promote and ensure compliance with Anti-Corruption Laws and to ensure that all books and records of each of the Group Companies accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Group Companies, nor to the Knowledge of the Company, any of their respective directors, officers, members or Employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution, or other enforcement action related to the Anti-Corruption Laws.
3.25    Vendors, Customers and Referral Partners.
(a)    Section 3.25(a) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the 10 largest vendors to each Group Company, in the aggregate, during fiscal year 2023 and fiscal year 2024 (in each case based on the Dollar amount paid to such vendor during such year) (the “Top Vendors”), (ii) the 5 largest referral partners of each Group Company, in the aggregate, during fiscal year 2023 and fiscal year 2024 (in each case based on the revenue earned by such Group Company in respect of such referral partnership during such year) (the “Top Referral Partners”) and (iii) the 5 largest affiliate partners by the gross sales generated for each of the Group Companies’ brands, in the aggregate, during fiscal yar 2023 and fiscal year 2024 (the “Top Affiliate Partners”).

(b)    None of the Group Companies has received any notice, letter, complaint or other communication from any Top Vendor or Top Referral Partner to the effect that it (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Group Companies in a manner that is, or is reasonably likely to be, materially adverse to the Group Companies, or (ii) shall fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Group Companies in any manner that is, or is reasonably likely to be, materially adverse to the Group Companies.
3.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 and Article 4 (including the related portions of the Disclosure Schedules) and in the case of Fraud, none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer (including information, documents or materials included in management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.
3.27    Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of Buyer, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the Company has relied solely upon its own investigation and the express representations and warranties of the Buyer set forth in Article 5 of this Agreement (including the related portions of the Buyer SEC Documents); and (b) neither of Buyer nor any other Person has made any representation or warranty as to Buyer, except as expressly set forth in Article 5 of this Agreement (including the related portions of the Buyer SEC Documents) and in the case of Fraud.
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Subject to the disclosures set forth in the Disclosure Schedules (each of which disclosures shall indicate the Section and, if applicable, the Subsection of this Article 4 to which it relates (except to the extent the relevance to other representations and warranties is reasonably apparent on its face)), each Seller hereby represents and warrants to Buyer as follows:
4.1    Existence. If such Seller is not a natural person, such Seller is (i) duly formed or incorporated, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, (ii) has all requisite limited liability company or corporate power and authority to carry on its business and (iii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized. There has not been any violation of any of the provisions of the certificate of formation or incorporation, bylaws or other charter and organizational documents of such Seller and such Seller has not taken any action that is inconsistent in any material respect with any resolution adopted by the members or stockholders of such Seller, the board of directors (or similar governing bodies) of such Seller or any committees thereof.

4.2    Authority and Enforceability.
(a)    Such Seller has all requisite corporate, limited liability company or other legal power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. If such Seller is not an individual, the execution and delivery of this Agreement and any Related Agreement to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby, including the Transactions, have been duly authorized by all necessary corporate or limited liability company power and authority on the part of such Person and no further action is required on the part of such Person to authorize this Agreement and any Related Agreements to which such Person is a party and the transactions contemplated hereby and thereby, including the Transactions. This Agreement and each of the Related Agreements to which such Seller is a party have been, or, as of the Closing shall be, duly executed and delivered by such Person and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute, or shall constitute when executed and delivered, the valid and binding obligations of such Person enforceable against it in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
(b)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) as may be required under Antitrust Laws and (ii) such consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or to consummate the Transactions in accordance with this Agreement and applicable Law.
4.3    No Conflict. The execution and delivery by such Seller of this Agreement and any Related Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transactions, shall not (a) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organization documents of such Seller, if not an individual, (ii) any Contract to which such Seller is a party, or (iii) any Law or Order applicable to such Seller or any of his, her or its properties or assets (whether tangible or intangible), except, in the case of clause (ii) or (iii), as would not reasonably be expected to adversely affect such Seller’s ability to perform or comply with the covenants, agreements or obligations of such Seller herein or to consummate the Transactions in accordance with this Agreement and applicable Law, or (b) result in the creation of any Lien on such Seller’s shares of Company Common Stock.
4.4    Litigation. There is no Legal Proceeding of any nature pending, or, to the knowledge of such Seller, threatened, against such Seller, or any of his, her or its properties or assets (tangible or intangible) or any of the trustees of such Seller, if not an individual, that seeks to restrain, prevent, enjoin or materially deal the Transactions, nor to the knowledge of such Seller, are there any presently existing facts or events that would constitute a reasonable basis therefor.
4.5    Ownership of Seller Equity Interests. As of immediately prior to the Closing, such Seller owns 100% of the issued and outstanding shares of Company Common Stock set forth opposite such Seller’s name on Section 3.2(a) of the Disclosure Schedule and other than such shares of Company

Common Stock, neither such Seller nor any of its Affiliates (a) owns beneficially or of record any shares of Company Common Stock or (b) has the power to vote or direct the vote of any shares of Company Common Stock. Such Seller is the beneficial and record owner of and has good and valid title to all of the Seller Company Shares of such Seller, and as of the Closing, all Seller Company Shares of such Seller will be free and clear of all Liens other than (i) Liens created by Buyer or any of Buyer’s Affiliates and (ii) Liens imposed by securities Laws.
4.6    Brokers’ and Finders’ Fees. Other than STS, such Seller has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall Buyer or the Group Companies incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of such Seller.
4.7    Investment Representation.
(a)    No Registration. Such Seller understands that the shares of Buyer Common Stock issuable pursuant to this Agreement (the “Buyer Shares”) have not been registered under the Securities Act, and are being issued to such Seller by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representation as expressed herein or otherwise made pursuant hereto.
(b)    Investment Intent. Except for the distribution of the Buyer Shares to its partners or members (if such Seller is a venture capital, private equity or other investment fund), such Seller is acquiring such Buyer Shares for investment for its, his or her own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Seller does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Buyer Shares it acquires in connection with the Transactions (other than, if such Seller is a venture capital, private equity or other investment fund, pursuant to the terms of its limited partnership agreement, limited liability company agreement or other organizational documents, including any “side letters” thereto or similar agreements with its investors).
(c)    Investment Experience. Such Seller has sufficient experience in evaluating and investing in securities of companies and acknowledges that such Seller can protect its, his or her own interests. Such Seller has such knowledge and experience in financial and business matters so that such Seller is capable of evaluating the merits and risks of owning the Buyer Shares.
(d)    Speculative Nature of the Buyer Shares. Such Seller understands and acknowledges that ownership of the Buyer Shares is highly speculative and involves substantial risks. Such Seller can bear the economic risk related to owning the Buyer Shares and is able, without impairing such Seller’s financial condition, to hold the Buyer Shares for an indefinite period of time and to suffer a complete loss of the value of the Buyer Shares acquired by such Seller in connection with the Transactions.
(e)    Opportunity to Discuss. Such Seller has had an opportunity to ask questions of, and receive answers from, Buyer and its Representatives concerning this Agreement and the Transactions, and such Seller believes that it, he or she has received all information such Seller considers necessary for deciding whether to accept the Buyer Shares as partial payment of the consideration payable by Buyer in connection with the Transactions.
(f)    Accredited Investor. Such Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act.
(g)    Rule 144. Such Seller acknowledges that any Buyer Shares that such Seller acquires in connection with the Transactions must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of restricted securities subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about Buyer; the resale occurring not less than a specified period after a party has acquired the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “brokers’ transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Such Seller acknowledges and understands that Buyer may not be satisfying the current public information requirement of Rule 144 at the time Such Seller wishes to sell the Buyer Shares that such Seller acquires in connection with the Transactions, and that, in such event, such Seller may be precluded from selling such securities under Rule 144, even if the other applicable requirements of Rule 144 have been satisfied. Such Seller acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for disposition of any Buyer Shares that such Seller acquires in connection with the Transactions. Such Seller understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
(h)    Legend. Such Seller acknowledges and agrees that (i) the Buyer Shares (A) constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities Laws and (B) shall be subject to the terms and conditions of Buyer’s certificate of incorporation and bylaws (including, among other things, the restrictions on transfer set forth therein), and (ii) all Buyer Shares shall bear a legend or legends referencing restrictions applicable to such shares under applicable securities Laws and under this Agreement, as set forth in Section 7.12.
(i)    Residency and Additional Information. Such Seller has provided Buyer with its current address of residency and agrees to provide such additional information to Buyer as is necessary to issue the shares to such Seller and establish a book entry position with Buyer’s transfer agent.
4.8    Material Nonpublic Information. Such Seller hereby confirms that it is aware, and that its Representatives have been advised, that the United States securities laws prohibit any Person who has material nonpublic information about a company from purchasing or selling securities of such company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase or sell such securities.

4.9    No Other Representations and Warranties. Except for the representations and warranties contained in Article 3 and this Article 4 (including the related portions of the Disclosure Schedules) and in the case of Fraud, none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer (including information, documents or materials included in management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.
4.10    Independent Investigation. Each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of Buyer, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Buyer for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, each Seller has relied solely upon its own investigation and the express representations and warranties of the Buyer set forth in Article 5 of this Agreement (including the related portions of the Buyer SEC Documents); and (b) neither of Buyer nor any other Person has made any representation or warranty as to Buyer, except as expressly set forth in Article 5 of this Agreement (including the related portions of the Buyer SEC Documents) and in the case of Fraud.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Company and the Sellers, subject to the exceptions disclosed in the Buyer SEC Documents publicly available since January 1, 2024 (excluding any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) as follows:
5.1    Organization and Qualification. Buyer is (a) a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate all of its properties, rights and assets and to carry on its business as it is now being conducted and (b) duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of its properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions on the terms set forth herein.
5.2    Authority and Enforceability. Buyer has all requisite corporate or other legal power and authority, as applicable, to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions. The execution and delivery by Buyer of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been, or (in the case of the Related Agreements executed after the Agreement Date) as of the Closing shall be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto constitute, or (in the case of Related Agreements executed after the Agreement Date) shall constitute when executed and delivered, the valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to (a) Laws of general application relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.
5.3    No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreement to which it is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, including the Transactions, do not and shall not (a) conflict with or result in any violation or breach of, or default under (with or without notice or lapse of time, or both) (i) Buyer’s organizational documents, or (ii) any Law or Order applicable to Buyer, or (b) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except, in the case of clause (a)(ii) and (b), where such conflicts, violations, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.
5.4    Government Authorization; Consent. The execution, delivery and performance by Buyer of this Agreement and each of the Related Agreements to which it is or will be a party and the consummation of the Transactions by Buyer do not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for such performance.
5.5    SEC Filings; Financial Statements; Undisclosed Liabilities. Throughout the past two (2) years, Buyer has timely filed or furnished, as applicable, all Buyer SEC Documents, except where the failure to file such Buyer SEC Documents would not reasonably be expected to be, individually or in the aggregate, material to Buyer and its Subsidiaries, taken together. As of the respective dates of their filing with the SEC, the Buyer SEC Documents complied in all material respects with the rules and regulations of the SEC under the Exchange Act, and none of the Buyer SEC Documents, as of the respective dates of their filing with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
5.6    Buyer Financial Resources. Buyer has and will have sufficient funds, in the form of cash or other sources of immediately available funds, to make payment of all amounts to be paid by it hereunder on and after the Closing Date and all of Buyer’s related fees and expenses incurred in connection with the Transactions.
5.7    Brokers’ and Finders’ Fees. Buyer has not incurred, and shall not incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any of the Transactions, nor shall the Company incur, directly or indirectly, any such Liability based on arrangements made by or on behalf of Buyer.
5.8    Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions.
5.9    No Other Representations and Warranties. Except for the representations and warranties contained in Article 5 (including the related portions of the Buyer SEC Documents) and in the case of Fraud, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Company or Sellers (including information, documents or materials included in management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in Law.
5.10    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and Sellers set forth in Article 3 and Article 4 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article 3 and Article 4 of this Agreement (including the related portions of the Disclosure Schedules) and in the case of Fraud.
ARTICLE 6

TAX MATTERS
6.1    Tax Returns and Straddle Period Allocation.
(a)    Buyer will prepare and file (or cause to be prepared and filed) all Tax Returns of the Group Companies for any Pre-Closing Tax Period that are not filed by the Closing Date; provided that, for the avoidance of doubt, VDA Actions are not subject to this Section 6.1. Such Tax Returns will be prepared in a manner consistent with and utilizing the accounting methods utilized in the preparation of the prior Tax Returns of the Group Companies, except to the extent otherwise required by applicable Law, and shall include all available Transaction Tax Deductions in such Tax Returns to the extent that such amounts are deductible in such period on a “more likely than not” or higher level of confidence (as reasonably determined by Buyer). Buyer will submit all such Tax Returns to the Sellers Representative for its review at least 30 days prior to filing or, if the due date is within 30 days of the Closing or the end of the applicable Tax period, as soon as reasonably practicable prior to the filing thereof, and consider in good faith any comments provided by the Sellers Representative.
(b)    The Buyer shall cause to be prepared and filed all Tax Returns of the Group Companies which relate to a Straddle Period to the extent such Tax Returns are due after the Closing Date; provided that, for the avoidance of doubt, VDA Actions are not subject to this Section 6.1. The Buyer will submit all such Tax Returns to the Sellers Representative for its review at least 30 days prior to filing or, if the due date is within 30 days of the Closing or the end of the applicable Tax period, as soon as reasonably practicable prior to the filing thereof, and consider in good faith any comments provided by the Sellers Representative.
(c)    For purposes of this Agreement, in the case of any Taxes based on or measured by income, gross or net sales payments or receipts, or payroll that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Tax Period will be determined on the basis of a deemed closing of the books and records of the Group Companies as of the close of business on the Closing Date and, for such purpose, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis; provided, that all Transfer Taxes shall be allocated between the parties in the manner set forth in Section 6.3 (and not this Section 6.1). In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Tax Period will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
6.2    Cooperation.
(a)    Sellers and the Sellers Representative shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of any Tax Returns with respect to the Group Companies or their respective operations and any pending or threatened audit, Legal Proceedings or assessments with respect thereto or to Taxes owed by the Group Companies. Such cooperation shall include the retention and (upon request therefor) the provision of records and information that are reasonably relevant to any such audit, Legal Proceedings or assessments and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Sellers Representative and Sellers shall use commercially reasonable efforts to cooperate with Buyer and provide any relevant information within their possession requested by Buyer that is reasonably necessary for Buyer to determine any limitations on the Company’s net operating loss carryforwards and other tax attributes, including under Sections 382, 383 and 384 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law). Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall Sellers or the Sellers Representative be entitled to review or otherwise have access to any Income Tax Return, or information related thereto, of Buyer or its Affiliates.
(b)    Except as set forth in Section 6.2(c) below, with respect to any Pre-Closing Tax Period, Buyer or its Affiliates shall not: (i) file, amend, supplement, or restate any Tax Return for the Pre-Closing Tax Period, or make (or cause to be made) any Tax election or take any other action relating to Pre-Closing Taxes; (ii) file in a jurisdiction where the Company has not previously filed a Tax Return; or (iii) enter into any voluntary disclosure tax program, agreement or arrangement with any Taxing Authority that relates to Pre-Closing Taxes except, in each case, (A) with the prior written consent of the Sellers Representative (such consent not to be unreasonably withheld, conditioned or delayed), or (B) to the extent such action would not (1) form the basis for a claim of indemnification against Sellers pursuant to this Agreement, or (2) otherwise reduce the purchase price payable pursuant to the Transactions.
(c)    Notwithstanding any other provisions of this Agreement to the contrary, the parties acknowledge and agree as follows:
(i)    Buyer may (or may cause the Group Companies to) enter into a voluntary disclosure agreement with respect to VDA Taxes of the Group Companies or otherwise voluntarily correct a Tax practice with respect to VDA Taxes (including one relating to the filing, reporting, withholding, or payment of any VDA Taxes) of the Group Companies in respect of a Pre-Closing Tax Period (each a “VDA Action”), without seeking the advance written consent of the Sellers Representative. Any Pre-Closing Taxes with respect to a VDA Action, together with interest, penalties and fines that may be assessed with respect to such Taxes and the reasonable costs and expenses of the third-party advisors (including attorneys and accountants) engaged by Buyer and/or the Group

Companies, in each case, in connection with the evaluation of, preparation for, filing of, defense and/or settlement of any VDA Action shall be referred to herein as “VDA Losses.”.
(ii)    Sellers’ aggregate liability for VDA Losses, shall not exceed the sum of (1) $500,000 plus (2) the product of (A) fifty percent (50%) multiplied by (B) the positive difference (if any) of the aggregate amount of VDA Losses minus $500,000 (the “Seller VDA Responsibility Cap”).
(iii)    All of Seller’s aggregate liability (whether for indemnity, breach of contract or otherwise) arising out of or related to sales Taxes, state income or franchise Taxes, state gross receipts Taxes and costs and expenses, including accounting fees, directly related to or incurred in connection with each VDA Action, shall be satisfied first by Seller in an amount not to exceed $500,000, and thereafter such amounts shall be satisfied fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. Such amounts on behalf of Seller shall be satisfied first from the Holdback Amount to the extent such funds are still available.
6.3    Transfer Taxes. One-half of the Transfer Taxes shall be borne by the Sellers and one-half of the Transfer Taxes shall be borne by the Buyer. The Sellers will file all necessary Tax Returns and other documentation with respect to Transfer Taxes and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties hereto shall reasonably cooperate in connection with such filing, including to reduce or eliminate Transfer Taxes.
6.4    Tax Refunds. All net refunds of Taxes of the Group Companies with respect to tax periods ending on or prior to the Closing Date (other than any such refund to the extent attributable to the carryback of any net operating loss, Tax credit or other Tax attribute generated in any tax period (or portion thereof) beginning after the Closing Date), but net of any reasonable out-of-pocket costs incurred by Buyer or any Affiliate of Buyer in connection with receiving or obtaining such refund, (such net amount, a “Pre-Closing Tax Refund”) shall inure and be for the benefit of Sellers; provided that, if any Pre-Closing Tax Refund is subsequently disallowed by a Governmental Entity, Sellers shall promptly pay to Buyer such disallowed Pre-Closing Tax Refund (including any interest and penalty imposed by the Governmental Entity with respect to such disallowed Pre-Closing Tax Refund) after delivery by Buyer of a written notice of such determination to the Seller Representative. With respect to any Pre-Closing Tax Refund that is for the account of Sellers as set forth in this Section 6.4, Buyer shall pay over to each Seller in accordance with each Seller’s Pro Rata Portion each such Pre-Closing Tax Refund, without interest (other than interest received from the applicable Governmental Entity with such refund), once such refunds are actually received.
6.5    Tax Contests. Subject to the provisions set forth in Section 6.2(c), Buyer shall control the defense and resolution of any audit of any Tax Return of the Group Companies for any Pre-Closing Tax Period; provided, however, that to the extent any such proceeding could reasonably be expected to result in a reduction to the purchase price paid to Sellers or otherwise result in an indemnification claim against Sellers pursuant to the terms of this Agreement, (a) the Sellers Representative shall have the right and opportunity to participate in such audit at Sellers’ sole cost and expense, (b) Buyer shall keep the Sellers Representative reasonably informed of the progress of any such audit, and (c) Buyer shall consider in good faith any reasonable comments provided by the Sellers Representative with respect to any such audit. To the extent the provisions of this Section 6.5 conflict with the provisions of Section 8.5, the provisions of this Section 6.5 shall control.

6.6    Treatment of Payments. Any payment under Section 2.6, this Article 6 or Article 8 shall be treated by the parties for all Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.
ARTICLE 7

ADDITIONAL AGREEMENTS
7.1    Section 280G.
(a)    The Company shall obtain and deliver to Buyer, at least one (1) Business Day prior to the initiation of the requisite stockholder approval procedure under Section 7.1(b), an excess parachute payment waiver (the “Parachute Payment Waiver”), from each Person who the Company (as reviewed and affirmatively approved by the Buyer) reasonably believes could be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 7.1(b), and who otherwise would receive or could be reasonably expected to receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) from the Company as a result of the Closing or the Transaction (such payment, a “Section 280G Payment”), to the extent the value thereof equals or exceeds three times such Person’s “base amount” determined in accordance with Section 280G of the Code and the Treasury Regulations promulgated thereunder, unless the 280G Stockholder Approval (as defined below) is obtained pursuant to Section 7.1(b).
(b)    As soon as practicable, but at least one (1) Business Day prior to the Closing Date, the Company shall submit to the holders of Company Common Stock, for approval by such holders of Company Common Stock holding the number of shares of stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations promulgated thereunder inapplicable to all Section 280G Payments (such approval, the “280G Stockholder Approval”). Prior to delivery of documents to the stockholders in connection with the stockholder approval contemplated by this Section 7.1(b), the Company shall provide Buyer and its counsel with a reasonable opportunity (but, in any event, no less than one (1) Business Day prior to such delivery) to review and provide comments on all documents to be delivered to the stockholders in connection with such stockholder approval. Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, including Q-7 of Treasury Regulations Section 1.280G-1. Prior to the Closing, the Company shall deliver to Buyer written notification and documentation reasonably satisfactory to Buyer that (i) a vote of the holders of Company Common Stock was solicited in conformance with Section 280G of the Code and the Treasury Regulations promulgated thereunder and (ii) the results of such stockholder vote.
7.2    Confidentiality. The parties hereto acknowledge that Buyer and the Company have previously executed that certain Confidentiality Agreement, dated as of October 5, 2022, as extended on June 11, 2024 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each Seller shall comply with the confidentiality and non-disclosure obligations applicable to the Company under the Confidentiality Agreement as if such Seller were party thereto. At no time shall the Company, any Seller or any of their respective Affiliates or Representatives disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of Buyer. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms (i)

to its financial, Tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and (ii) to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with applicable Law and the rules of the primary exchange on which such party is then listed. The Sellers Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Sellers Representative were a party thereto. With respect to the Sellers Representative, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Transactions or this Agreement received by the Sellers Representative after the Closing or relating to the period after the Closing. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, following the Closing, none of Buyer or any of its Affiliates shall have any obligations or Liability whatsoever under the Confidentiality Agreement.
7.3    Public Disclosure. The initial press release with respect to the Transactions shall be a joint press release approved by Sellers and Buyer. No Seller nor any of its Representatives, shall, directly or indirectly, issue or cause the publication of any press release or other public announcement or disclosure with respect to this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions, without the prior written consent of Buyer, unless (a) such press release or other public announcement contains only such information as is contained in the initial press release mentioned above or (b) such party determines, after consultation with outside counsel, that it is required by applicable Law, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Buyer to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable comments suggested thereto.
7.4    Employee Benefits.
(a)    Buyer agrees that following the Closing, Buyer and its Affiliates shall assume and honor accrued wages of the Group Companies for each Continuing Employee. Additionally, from a period beginning on the Closing and continuing until December 31, 2025, Buyer and its Affiliates shall provide or shall cause to be provided to each Continuing Employee total cash compensation that is no less, in the aggregate, as was provided to the Continuing Employee as of February 4, 2025, which aggregate total cash compensation to be provided by Buyer shall consist of base wages or base salary, as applicable, and cash bonus opportunities, provided that adjustment of payments at maximum achievement under existing commission arrangements will not be deemed to violate this provision (the “Aggregate Continuing Compensation”). For the avoidance of doubt, the Aggregate Continuing Compensation shall not include or take into account any equity-based compensation, qualified or fringe benefits, deferred compensation, one-time cash payments not made in accordance with a documented bonus or commission plan or arrangement, or any amounts or benefits other than base wages, base salary, and cash bonus opportunities.
(b)    For all purposes under the employee benefit plans of Buyer and its Affiliates providing qualified health and welfare or retirement benefits to any Continuing Employees after the Closing (the “Buyer Qualified Plans”), each Continuing Employee shall be credited with his or her years of service with the Company before the Closing, to the same extent such Continuing Employee was entitled, before the Closing, to credit for such service under any equivalent Company Employee Plans providing qualified health and welfare or retirement benefits.
(c)    This Section 7.4 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not (i) create any right in any Person,

including any Continuing Employees, or any other participant in any employee benefit plan or arrangement that may be established or maintained by Buyer, the Company, or any of their respective Affiliates following the Transactions, or any beneficiary or trustee thereof or (ii) create any right to employment, continued employment, or any term or condition of employment with Buyer, the Company, or any of their respective Affiliates. For the avoidance of doubt, nothing in this Section 7.4 shall result in any duplication of benefits under the respective employee benefit plans of Buyer, the Company, or any of their respective Affiliates.
7.5    Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, and contingent upon the Closing, the Company shall, and shall cause the Company Subsidiary to, terminate all Company Employee Plans intended to be qualified under Section 401(a) of the Code (unless Buyer provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such Company Employee Plans shall not be terminated). The Company shall provide Buyer with evidence that such Company Employee Plans have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to prior reasonable review and approval by Buyer. The Company also shall take such other actions in furtherance of terminating the applicable Company Employee Plans as Buyer may reasonably require.
7.6    Buyer Equity Awards. Following the Closing, subject to approval by Buyer’s board of directors or a committee thereof, Buyer shall grant to certain Continuing Employees restricted stock units covering shares of Buyer Common Stock (“Buyer RSUs”) as set forth on Section 7.6(i) of the Disclosure Schedule.
7.7    Expenses. Whether or not the Transactions are consummated, except as otherwise set forth herein, each of the Sellers, the Company and Buyer shall bear its own, and its respective legal, auditors’, financial advisors’ and other representatives’ fees and other expenses incurred with respect to this Agreement and the Transactions.
7.8    Allocation Schedule.
(a)    The Company has prepared and delivered to Buyer a spreadsheet in substantially the form attached hereto as Exhibit D (the “Allocation Schedule”) prior to the date hereof, which Allocation Schedule shall (i) be dated as of the Closing Date, (ii) correctly incorporate and reflect the terms of the Formation Documents, (iii) include all of the information (in addition to the other required data and information specified therein) set forth on Schedule B hereto as of immediately prior to the Closing, and (iv) be in a form reasonably satisfactory to Buyer.
(b)    The Allocation Schedule shall be accompanied by reasonably detailed back-up documentation for the calculations contained therein. The Company shall make available to Buyer and its Representatives the work papers and other books and records used in preparing the Allocation Schedule and reasonable access to Employees of the Company as Buyer may reasonably request in connection with its review of the Allocation Schedule, and will otherwise cooperate in good faith with Buyer’s and its Representatives’ review and shall take into consideration in good faith any comments of Buyer on the Allocation Schedule. Notwithstanding the foregoing, in no event will any of Buyer’s rights be considered waived, impaired or otherwise limited as a result of Buyer not making an objection prior to the Closing or making an objection that is not fully implemented in a revised Allocation Schedule, as applicable.

(c)    Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Buyer or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Buyer and its Affiliates and their respective Representatives shall be entitled to rely on the Allocation Schedule without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments and/or stock issuances, as applicable, in accordance therewith, and (ii) in no event shall Buyer, its Affiliates or their respective Representative have any liability to any Person (including any liability to the Sellers Representative or any Stockholder) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein, or payments and/or stock issuances made, or not made, by any Person (including Buyer, the Company and their respective Affiliates) in accordance with the Allocation Schedule.
7.9    Indemnification of Directors and Officers of the Company.
(a)    During the period ending six (6) years after the Closing Date, the Company or its successors shall, or Buyer shall cause the Company or its successors to, fulfill their obligations to the present and former members of the Board, present and former managers and present and former officers of the Company (such directors, managers and officers being herein called the “Company Indemnitees”) pursuant to the terms of the Charter Documents as in effect on the Agreement Date and any indemnification agreements between the Company and such Company Indemnitees set forth on Section 7.9(a) of the Disclosure Schedule (such obligations, collectively, the “D&O Indemnifiable Matters”). Notwithstanding the foregoing, the obligations of Buyer and the Company or their respective successors in respect of the D&O Indemnifiable Matters (i) shall be subject to any limitation imposed by applicable Law, the terms of the Charter Documents or the terms of the applicable indemnification agreement and (ii) shall not be deemed to release any Company Indemnitee who is also an officer, manager or director of the Company from his or her obligations pursuant to this Agreement or any Related Agreement.
(b)    Prior to the Closing, the Company shall purchase and fully pay (and such purchase price shall be included in Third Party Expenses of the Company) for (i) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Buyer that shall provide the Company Indemnitees with coverage for six (6) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”) and (ii) an extended reporting period endorsement under the Company’s existing cyber security insurance policy (the “Cyber Tail Policy”) in a form acceptable to Buyer, which shall provide coverage for three years following the Closing and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the cyber security insurance coverage currently maintained by the Company. Buyer shall not, and following the Closing shall cause the Company to not, take any action to eliminate such D&O Tail Policy or Cyber Tail Policy. The cost of any D&O Tail Policy and Cyber Tail Policy shall be considered a Third Party Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy and Cyber Tail Policy to Buyer, along with written confirmation from the insurance provider that the D&O Tail Policy and Cyber Tail Policy will be bound at Closing.
(c)    Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any

Company Indemnitee to whom this Section 7.9 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement.
7.10    Release.
(a)    Each Seller, on behalf of such Seller and, to the greatest extent permissible by applicable Law, each of such Seller’s agents, trustees, beneficiaries, Affiliates, heirs, successors, legal representatives and assigns, hereby unconditionally and irrevocably and forever releases and discharges the Company, Buyer and their respective successors and assigns, and their respective present and former directors, officers, stockholders, employees, Affiliates, agents and other representatives (collectively, the “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, damages, actions and causes of action, obligations and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, at Law or in equity, that such Seller ever had, now has or ever may have or claim to have against or with respect to any of the Released Parties, resulting from, arising out of or relating to the amount or form of the consideration to be received by such Seller pursuant to this Agreement (without limiting any rights or remedies therein) or any other matter, circumstance, event, action, inaction, omission, cause or thing whatsoever relating to the Company (including arising out of or relating to such Seller’s status as a Seller prior to the Closing), in each case arising at any time at or prior to, the Closing (collectively, “Claims”); provided, however, that this release does not extend to (i) any Claim to enforce the terms of, or any breach of, this Agreement or any Related Agreement or any other document or agreement delivered hereunder or contemplated hereby or any of the provisions set forth herein or therein, (ii) any Claim by such Seller, if such Seller is an employee of the Company, with respect to claims for salary, wages, expense reimbursement, or benefits owed to such Seller by the Company in such Seller’s capacity as an employee of or service provider to the Company, (iii) any rights to payments or other consideration pursuant to this Agreement or any Related Agreement (including, without limitation, any Claims any Seller may have as a holder of the Additional Consideration), (iv) any Claim by such Seller if such Seller is or was an officer or director of the Company, with respect to any rights available to such Seller in such Seller’s or such designee’s capacity as an officer or director of the Company under the indemnification provisions contained in the Charter Documents or in any indemnification agreement between the Company and such officer or director as set forth on Section 3.12(a)(xxii) of the Disclosure Schedule, or (v) any Claim of such Seller that cannot be released by Law (collectively, the “Retained Claims”).
(b)    Each Seller hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Claim, other than Retained Claims, against or with respect to any of the Released Parties, and this Agreement shall constitute a complete defense to any Claim, other than Retained Claims.
(c)    Each Seller acknowledges that such Seller has had the opportunity to be advised by legal counsel with regard to this Section 7.10 and hereby irrevocably and expressly waives any benefits that may be applicable to such Seller under Section 1542 of the California Civil Code (or any similar statute, common law or other Law regarding the release of unknown claims in any jurisdiction), which section provides substantially as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR

HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
7.11    Restrictive Covenants. In consideration of the terms of this Agreement and the purchase by Buyer of the Seller Company Shares, each Seller on behalf of itself and its Affiliates agrees to the following covenants in order to protect the goodwill and assets being purchased by Buyer. Therefore, in consideration, among other things, of Buyer’s acquisition of the Seller Company Shares and each Seller’s receipt of material consideration on the terms set forth in this Agreement, and the covenants contained in the Agreement, each Seller covenants and agree with Buyer as follows:
(a)    Definitions.
(i)    For purposes of this Section 7.11, “Restricted Business” means the Business.
(ii)    For purposes of this Section 7.11, “directly or indirectly engage” includes any of the following actions by a Seller: (A) carrying on or engaging in any activities whether on Seller’s own account or jointly with others (including any entity), including in the capacity of an owner, principal, director, officer, agent, employee, security holder, consultant, partner, trustee or beneficiary of a trust, lender, joint venture, member, proprietor, stockholder or limited partner of a business; (B) carrying on or engaging in negotiations with respect to the investment in, or acquisition or disposition of, any business; or (C) giving advice to any other person, firm, association, corporation or other entity in any capacity (except that “giving advice” shall not include normal professional interchange between or among those in the industry, so long as Seller has no family or financial interest in the enterprise(s) with respect to which such advice is being given).
(iii)    For purposes of this Section 7.11, the “Restricted Period” means the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.
(b)    Non-Competition. During the Restricted Period, each Seller shall not, other than in the performance of services to Buyer and its Subsidiaries, directly or indirectly engage in any Restricted Business.
(c)    Non-Solicitation. During the Restricted Period, each Seller shall not, other than in the performance of services to Buyer and its Affiliates or Subsidiaries, directly or indirectly (i) induce or attempt to induce any employee, independent contractor or other individual service provider, officer, manager or director of Buyer or any of its Subsidiaries (including the Group Companies) to leave the employ or services of Buyer or any of its Subsidiaries, or in any way negatively interfere with the relationship between Buyer or its Subsidiaries, on the one hand, and any such employee, independent contractor or other individual service provider, officer, manager or director, on the other hand, (ii) hire or engage any employee, independent contractor or other individual service provider, officer, manager or director of Buyer or any of its Subsidiaries (including the Group Companies) (including any individual associated with Buyer or any of its Subsidiaries (including the Group Companies) who was employed or engaged by Buyer or any of its Subsidiaries (including the Group Companies) during the twelve (12) month period prior to such hiring or engagement by a Seller) (each, a “Restricted Person”), or (iii) solicit or service any customer, supplier, licensee, licensor, independent contractor or other individual service provider, consultant or other business relation associated with Buyer or any of its Subsidiaries (including the Group Companies) in competition with Buyer or any of its Subsidiaries (including the Group Companies) or for the purpose of inducing or causing any such customer, supplier, licensee, licensor, independent contractor or other individual service provider, consultant or other business relation to terminate, reduce or adversely modify its business relationship with Buyer or any of its Subsidiaries (including the Group Companies), or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, independent contractor or other individual service provider, consultant or business relation and Buyer or any of its Subsidiaries (including the Group Companies).
(d)    Non-Disparagement.
(i)    During the Restricted Period, each Seller shall not directly or indirectly engage in the making of any written (including electronic) or oral statements that disparage or defame Buyer, the Business, or Buyer’s officers and members of its board of directors. Each Seller acknowledges and agrees that the foregoing prohibitions will not be violated by providing truthful statements or information if legally compelled to do so or by communicating with or providing truthful information to any Governmental Entity.
(ii)    During the Restricted Period, Buyer shall instruct its officers and members of its board of directors not to directly or indirectly engage in the making of any written (including electronic) or oral statements that disparage or defame any Seller or (if applicable) such Seller’s officers, managers or members. Buyer hereto acknowledges and agrees that the foregoing prohibitions will not be violated by providing truthful statements or information if legally compelled to do so or by communicating with or providing truthful information to any Governmental Entity.
(e)    No Hedging. During the Restricted Period, each Seller shall not directly or indirectly (i) lend, assign, encumber, pledge or hypothecate or (ii) enter into any hedge, swap, put, call, short sale, forward, derivative or other similar arrangement with respect to any Buyer Common Stock held by such Seller.
(f)    Limitations.
(i)    Nothing in this Section 7.11 shall prohibit making good faith generalized solicitations for employees and contractors through the placement of general media advertisements or on recruiting websites as long as such solicitations are not specifically targeted at or focused on any Restricted Person or related to any Restricted Business.
(ii)    Nothing in this Section7.11 shall prevent any Seller from (1) holding or making investments not in excess of 2% of the outstanding securities of any business engaging in Restricted Business that is a publicly traded entity or (2) holding the Additional Consideration.
(g)    Acknowledgments Regarding Restrictive Covenants.
(i)    Each Seller represents, stipulates and acknowledges that (A) the execution of the covenants in this Section 7.10 is a material inducement to Buyer to enter into the Agreement and consummate the Transactions, (B) it would cause Buyer serious and irreparable injury and cost if such Seller were to use its ability and knowledge in competition with Buyer, or to otherwise breach the obligations contained herein, (C) the restrictions on competition contained herein are fair and reasonable in both geographic and temporal scope and are necessary to protect Buyer’s and such Seller’s legitimate business interests and the goodwill, know-how and/or customer relationships of the Company being acquired in the Transactions, and (D) such Seller has consulted with legal counsel of its own choosing and, after such consultation, knowingly and voluntarily agrees to the provisions of this

Section 7.10 and specifically acknowledges the Governing Law and Exclusive Jurisdiction; Waiver of Jury Trial provisions set forth in Section 9.10 and Section 9.11 of this Agreement.
(ii)    Each Seller acknowledges, stipulates and agrees that irreparable injury will result to Buyer in the event of a breach of any of the covenants contained herein, and such Seller agrees that in the event of any such breach of any of the provisions set forth herein, Buyer shall be entitled, in addition to any other remedies available to it (including damages and any right of offset), to equitable relief in the form of an injunction or otherwise to restrain any such breach hereof by such Seller. Nothing herein contained shall in any way be construed as limiting Buyer’s remedies in any way. Each Seller further agrees that Buyer will not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.11, and such Seller irrevocably waives any right it may have to require Buyer to obtain, furnish or post such bond or similar instrument.
(iii)    Each Seller acknowledges and agrees that the rights and remedies of Buyer under this Section 7.10, and the obligations and liabilities of such Seller under this Section 7.10, are in addition to their respective rights, remedies, obligations and liabilities under applicable Law.
(h)    Modification. It is the intention and the agreement of Buyer and each Seller that these provisions in this Section 7.10 shall be construed by the court in such a manner as to impose only those restrictions on such Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Section 7.10. If a court of competent jurisdiction determines that this Section 7.10 is unenforceable in whole or in part because one or more provisions of this Section 7.10 is or are unreasonable, the court shall modify this Section 7.10 to the minimum extent necessary to render this Section 7.10 enforceable and shall enforce this Section 7.10 as modified. If the court determines that modification is not permissible under the law and the court shall refuse to enforce all of the separate covenants of this Section 7.10 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Section 7.10, it is expressly understood and agreed by each Seller and Buyer that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Section 7.10.
7.12    Legends.
(a)    Any shares of Buyer Common Stock issued pursuant to this Agreement shall be placed in a restrictive class bearing a restrictive legend substantially similar to the following:
THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER THE SECURITIES ACT AND ANY STATE SECURITIES LAW OR A VALID EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT AND ANY STATE SECURITIES LAW. THE ISSUER OF THE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED STOCK AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH RESTRICTED STOCK AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS
(b)    Buyer shall be entitled to place appropriate legends on the book entries or certificates evidencing any shares of Buyer Common Stock to be received in the transactions by Sellers to the extent Sellers may be considered an “affiliate” of Buyer for purposes of Rules 144 and 145 under the Securities Act, reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for such shares of Buyer Common Stock.
(c)    Subject to receipt from a Seller by Buyer and Buyer’s transfer agent (the “Transfer Agent”) of customary representations and other documentation reasonably acceptable to Buyer and the Transfer Agent in connection therewith, Buyer shall remove or cause to be removed any legend from the book entry position evidencing the shares of Buyer Common Stock issued to such Seller hereunder. If restrictive legends are no longer required for such shares of Buyer Common Stock pursuant to the foregoing, Buyer shall, in accordance with the provisions of this Section 7.12(c) and within two (2) trading days of any request therefor from such Seller accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions to make a new, unlegended entry for such book entry shares of Buyer Common Stock. Each Seller agrees with Buyer that such Seller will only sell shares of Buyer Common Stock in accordance with either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom and acknowledges that the removal of the restrictive legend from certificates representing shares of Buyer Common Stock as set forth in this Section 7.12(c) is predicated upon Buyer’s reliance upon this understanding.
7.13    Post-Closing CIC Payments. Buyer shall pay the Post-Closing CIC Payments to the recipients on the date that is one (1) Business Day prior to the first (1st) anniversary of the Closing.
ARTICLE 8
INDEMNIFICATION
8.1    Survival. The representations and warranties of the Company and the Sellers contained in this Agreement and in the Certificates shall survive the Closing Date until 11:59 p.m. (Pacific time) on the date that is twelve (12) months following the Closing Date; provided that (a) the representations and warranties contained in Section 3.8 (Tax Matters) and the indemnification for Pre-Closing Taxes pursuant to Section 8.2(a)(iii), in each case, shall remain in full force and effect until 11:59 p.m. (Pacific time) on the date that is sixty (60) days following the expiration of the statute of limitations applicable to the subject matter of such representation or warranty or the subject matter of such indemnification obligation, (b) the Company Fundamental Representations (other than the representations and warranties contained in Section 3.8 (Tax Matters)) shall remain in full force and effect until 11:59 p.m. (Pacific Time) on the date that is sixty (60) days following the expiration of the statute of limitations applicable to the subject matter of such representation or warranty, and (c) in the event of a claim for Fraud, such representation or warranty shall survive indefinitely following the Closing Date; provided, further, if an indemnification claim or notice is duly and timely delivered under, and in accordance with, this Article 8 with respect to any representation or warranty prior to the applicable expiration date, such claim shall be preserved until such claim is finally resolved. The representations and warranties of Buyer set forth in this Agreement shall survive the Closing Date until 11:59 p.m. (Pacific time) on the date that is twelve (12) months following the Closing Date. Each covenant and agreement of any party herein shall survive until fully performed in accordance with its terms. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement, and each of the Sellers hereby waives any defenses based on the statute of limitations to the extent inconsistent with the survival periods set forth herein.
8.2    Indemnification.
(a)    From and after the Closing, the Sellers shall severally, and not jointly, in accordance with each Seller’s Pro Rata Fraction, indemnify and hold harmless Buyer, its affiliates (including the Group Companies), and each of their respective directors, officers, employees, agents and other representatives (the “Buyer Indemnified Parties”), from and against all Losses actually paid, incurred, suffered or sustained by the Buyer Indemnified Parties, or any of them, relating to, resulting from or arising out of any of the following:
(i)    the inaccuracy in or breach of any representation or warranty of the Company or the Sellers in this Agreement; provided that (1) indemnification for Losses associated with breaches of the representations and warranties contained in Section 3.8 (Tax Matters) shall be determined regardless of the disclosure of any matter set forth in the Disclosure Schedule and (2) Losses for breaches of the representations and warranties contained in Section 3.8 (Tax Matters) relating to VDA Taxes shall be subject to the Seller VDA Responsibility Cap;
(ii)    any failure by the Company or any Seller to perform or comply with any covenant or agreement applicable to it contained in this Agreement;
(iii)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Pre-Closing Taxes, Closing Third Party Expenses, Closing Indebtedness Amount or Closing Working Capital Adjustment Amount, in each case, to the extent not taken into account in the Final Closing Statement;
(iv)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any inaccuracy in any information set forth in the Allocation Schedule, or (B) any claim by or on behalf of any actual or purported present or former equityholder of the Company, in his, her or its capacity as such (other than claims to enforce such Person’s rights under this Agreement or any Related Agreement), including any asserting, alleging or seeking to assert that such Person is entitled in connection with the Transactions to receive, in respect of any Company Common Stock, (1) any amounts in excess of the amounts indicated on the Allocation Schedule or (2) amounts or consideration not otherwise set forth on the Allocation Schedule;
(v)    regardless of the disclosure of any matter in any other section of the Disclosure Schedule, any matter referred to in Section 8.2(a)(v) of the Disclosure Schedule;

(vi)    any Legal Proceeding relating to a Third-Party Claim that, if the facts alleged therein were true, prior to the Closing, would give rise to or result in an indemnification obligation under any of the above subsections (i) through (vi); and
(vii)    any Fraud on the part of the Company in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, including the Transactions.
(b)    Subject to the other terms and conditions of this Article 8, from and after Closing, Buyer shall indemnify Sellers against, and shall hold Sellers harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers based upon, arising out of, with respect to or by reason of:
(i)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; and
(ii)    any breach or non-fulfillment of any covenant, agreement or obligation pursuant to this Agreement that by its terms is to be performed by Buyer after the Closing Date.
(c)    Notwithstanding anything herein to the contrary, all materiality qualifications (such as “material” and “Material Adverse Effect”) included in the representations and warranties in this Agreement shall be disregarded for purposes of this Article 9, including in connection with determining whether there has been any failure of a representation or warranty to be true and correct and the amount of any Losses incurred. Other than with respect to any claim for Fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Nothing in this Agreement shall limit the right of any party to pursue remedies under any Related Agreement against the other parties thereto.
8.3    Certain Limitations. The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.2(a) and Section 8.2(b) shall be subject to the following limitations:
(a)    Except in the case of Fraud, the Buyer Indemnified Parties, collectively, may not recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) (other than a claim in respect of a Company Fundamental Representation or in connection with VDA Losses) unless and until the Buyer Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,000,000 in Losses (the “Basket”) in the aggregate, at which time the Buyer Indemnified Parties shall be entitled to recover all Losses from the first dollar; provided, however, that no Buyer Indemnified Party shall be entitled to recover any individual Losses (or series of related Losses arising from a common set of facts) under Section 8.2(a)(i) unless and until such individual Losses (or series of related Losses arising from a common set of facts) for which they would otherwise be entitled to indemnification under Section 8.2(a)(i) exceed $10,000 (the “Mini-Basket”), and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Basket in this Section 8.3(a).

(b)    Except in the case of Fraud, in no event shall the Buyer Indemnified Parties, collectively, recover any Losses pursuant to an indemnification claim under Section 8.2(a)(i) (other than a claim in respect of a Company Fundamental Representation) in excess of an amount equal to the Indemnity Holdback Amount. In connection with any claim for indemnification for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 8.2 and subject to this Article 8, no Seller shall be liable for more than his, her or its Pro Rata Fraction of any Losses arising out of or resulting from such claim; provided, however, with respect to a breach of a representation or warranty made solely by an individual Seller contained in Article 4, or a breach of a covenant solely by an individual Seller contained in this Agreement or in any other Related Agreement (as contrasted with a breach by the Company or the Sellers collectively) (with each such individual Seller breach referred to herein as an “Individual Seller Breach”), such particular Seller shall be solely liable for all Losses arising only in connection with such Individual Seller Breach, and no other Seller shall be liable hereunder for any such Individual Seller Breach.
(c)    Except in the case of Fraud, Sellers, collectively, may not recover any Losses pursuant to an indemnification claim under Section 8.2(b)(i) (other than a claim in respect of a Buyer Fundamental Representation) unless and until Sellers, as a group, shall have paid, incurred, suffered or sustained Losses in excess of the Basket, at which time Sellers shall be entitled to recover all Losses from the first dollar; provided, however, that no Seller shall be entitled to recover any individual Losses (or series of related Losses arising from a common set of facts) under Section 8.2(b)(i) unless and until such individual Losses (or series of related Losses arising from a common set of facts) for which they would otherwise be entitled to indemnification under Section 8.2(b)(i) exceed the Mini-Basket, and any such individual Losses (or series of related Losses arising from a common set of facts) not in excess of the Mini-Basket will not be aggregated for purposes of calculating the Basket in this Section 8.3(c).
(d)    In no event shall the Liability of any Seller for all indemnification claims under this Agreement exceed the aggregate amount of Cash Consideration and Additional Consideration received or entitled to be received by such Seller, unless such indemnification claim is being made in respect of Fraud committed by such Seller or Fraud of which such Seller had actual knowledge (in which event there shall be no limitation on the Liability of such Seller hereunder or under applicable Law). In no event shall the Liability of Buyer for all indemnification claims under this Agreement exceed the aggregate amount of Cash Consideration and Additional Consideration.
(e)    The amount of any Losses that are subject to indemnification under this Article 8 shall be calculated net of the amount of any insurance proceeds (including without limitation all tail insurance policies obtained in connection herewith), indemnification payments or reimbursements actually received by the Indemnified Party from third parties (other than the Sellers) in respect of such Losses (net of any reasonable and documented out-of-pocket costs or expenses incurred in obtaining such insurance, indemnification or reimbursement, including any increases in insurance premiums or retro-premium adjustments directly resulting from such recovery).
(f)    For the avoidance of doubt, any Losses subject to indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement (including under any Related Agreement).
(g)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages or damages which are not reasonably foreseeable, other than, in each case, as awarded to a third party.

(h)    Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate, only to the minimum extent required by applicable Law, any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent required by applicable Law to remedy the breach that gives rise to such Losses.
(i)    Each party acknowledges and agrees that, other than with respect to any Related Agreement (which shall be subject to the terms and conditions thereof), such party’s sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise resulting from or arising out of this Agreement or the Transactions will be pursuant to the indemnification provisions set forth in this Article 8; provided, that the foregoing clause of this sentence shall not be deemed a waiver by any party of (i) any right to specific performance or injunctive relief, or (ii) any right or remedy with respect to Fraud. Subject to the other limitations contained herein (including the obligation to mitigate damages set forth in Section 8.3(h)), the obligations of the Sellers under this Article 8 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by any Group Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that Sellers, not the Group Companies, shall have the sole obligation for the indemnification obligations under this Article 8.
8.4    Claims for Indemnification; Resolution of Conflicts.
(a)    Subject to the survival periods in Section 8.1 and the limitations set forth in Section 8.3 hereof, if an Indemnified Party wishes to make an indemnification claim under this Article 8, the Indemnified Party, shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party (i) stating that such Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses and (ii) specifying such Losses in reasonable detail (to the extent available), and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, including, with respect to any breach of a representation, warranty or covenant the applicable section of this Agreement which was breached. To the extent reasonably practicable, the Indemnified Party shall include with the Indemnification Claim Notice such documents and other information available to the Indemnified Party in support of the claims asserted therein, and shall timely provide such other information as the Indemnifying Party may reasonably request in order to allow the Indemnifying Party to assess the merits of the claims. The Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.
(b)    If the Indemnifying Party shall not object in writing within the twenty (20) Business Day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in the Indemnification Claim Notice, but subject to the limitations on recovery set forth in this Article 8. In the event the Sellers Representative fails to timely deliver an Indemnification Claim Objection Notice, Buyer shall immediately be permitted to retain (until final resolution) a portion of the Indemnity Holdback Amount equal to the Losses set forth in such Indemnification Claim Notice that are recoverable subject to the limitations set forth herein (or in the event such Losses exceed the then available balance of the Indemnity Holdback Amount, Buyer shall be permitted to retain the remaining balance of the Indemnity Holdback Amount until final resolution). Should the amount held in the Indemnity Holdback Amount, if any, be insufficient to satisfy in whole the amount to be paid to a Indemnified Party in accordance with such memorandum, then, subject to the limitations set forth in this Article 8, each Seller shall promptly, but in any event within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party, such Seller’s Pro Rata Fraction of such shortfall in cash.
(c)    In the event that the Indemnifying Party shall timely deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b), the Sellers Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Buyer shall immediately be permitted to permanently retain a portion of the Indemnity Holdback Amount equal to the Losses set forth in such memorandum (or to the extent then available from the Indemnity Holdback Amount in the event such Losses exceed the then available balance of the Indemnity Holdback Amount). Should the amount held in the Indemnity Holdback Amount, if any, be insufficient to satisfy in whole the amount to be paid to a Indemnified Party in accordance with such memorandum, then, subject to the limitations set forth in this Article 8, each Seller shall promptly, but in any event within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party, such Seller’s Pro Rata Fraction of such shortfall in cash.
(d)    In the event that there is a dispute relating to any Indemnification Claim Notice or Indemnification Claim Objection Notice that cannot be settled in accordance with Section 8.4(c), each of Buyer or the Sellers Representative may file suit with respect to such dispute in any court having jurisdiction in accordance with Section 9.11. Notwithstanding the foregoing, if Buyer and the Sellers Representative mutually agree, Buyer and the Sellers Representative may submit any such dispute to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
(e)    On or before the third (3rd) Business Day after the Holdback Termination Date, Buyer will notify the Sellers Representative in writing of the amount that Buyer determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted in any Indemnification Claim Notice that was delivered to the Sellers Representative at or prior to 11:59 p.m. (Pacific time) on the Holdback Termination Date, but not resolved, at or prior to such time (each such claim a “Continuing Claim” and such amount, the “Retained Indemnity Holdback Amount”). Within eight (8) Business Days following the Holdback Termination Date, Buyer shall release and distribute to the Sellers in accordance with each Seller’s Pro Rata Fraction from the Indemnity Holdback Amount an amount in cash equal to (i) the amount then remaining of the Indemnity Holdback Amount less (ii) the Retained Indemnity Holdback Amount (if any).
(f)    Following the Holdback Termination Date, after resolution and payment of (or retention by Buyer of amounts in respect of) a Continuing Claim, Buyer shall release and distribute to the Sellers in accordance with each Seller’s Pro Rata Fraction from the Retained Indemnity Holdback Amount any amounts no longer subject to a Continuing Claim.
(g)    Except as otherwise set forth in this Section 8.4, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.
(h)    Notwithstanding the foregoing, (i) any notice that is required to be delivered to any Seller pursuant to this Article 8 shall be deemed satisfied by delivery of such notice to the Sellers Representative and (ii) any notices required to be delivered by, or any actions that are required to be taken by, (other than any obligations to make or right to receive any payments) any Seller pursuant to this Article 8 shall be satisfied by delivery by, or action taken by the Sellers Representative.
8.5    Third Party Claims. If any Indemnified Party becomes aware of a claim made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party that such Indemnified Party reasonably believes may result in a claim for indemnification pursuant to this Article 8, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof with an Indemnification Claim Notice (a “Third-Party Notice”), and the Third-Party Notice shall be accompanied by copies of any documentation submitted by the third party making such Third-Party Claim (except that the Indemnified Party may withhold from the Indemnifying Party such communications with its legal counsel to the extent that legal counsel to the Indemnified Party advises that providing such communication could reasonably result in the loss of any attorney-client privilege or right under the work-product doctrine of such Indemnified Party in respect of such claim, after giving due consideration to any “community of interest” or similar privilege, if any) and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The failure to deliver a Third-Party Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Paty Claim and shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, but not to control, determine or conduct the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim and the Indemnifying Party shall not be entitled to control any negotiation of settlement, adjustment or compromise with respect to any such Third-Party Claim; provided, that except with the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third-Party Claim with third-party claimants shall be determinative of the amount of Losses relating to such matter. In the event the Indemnifying Party has consented to any such settlement, adjustment or compromise, the Indemnifying Party shall have not power or authority to object under any provision of this Article 8 to the amount of such settlement, adjustment or compromise.
8.6    Sellers Representative.
(a)    By executing this Agreement or participating in the Transactions and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Transactions, each Seller shall be deemed to have approved the designation of, and hereby designates, Cort Christie as the representative, agent and attorney-in-fact for and on behalf of the Sellers for all purposes under this Agreement and the agreements ancillary hereto, including to give and receive notices and communications, to authorize satisfaction of claims by Buyer, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing or (ii) permitted by the terms of this Agreement. The Sellers Representative may resign at any time upon at least ten (10) days prior written notice to the Sellers. No bond shall be required of the Sellers Representative. After the Closing, notices or communications to or from the Sellers Representative shall constitute notice to or from the Sellers.

(b)    The Sellers Representative shall not incur Liability of any kind with respect to any action or omission by the Sellers Representative in connection with his services pursuant to this Agreement and the agreements ancillary hereto, except to the extent resulting from the bad faith, gross negligence or willful misconduct of the Sellers Representative. The Sellers shall indemnify, defend and hold harmless the Sellers Representative from and against any and all losses, liabilities, damages, penalties, fines, forfeitures, actions, fees, and reasonable out-of-pocket costs and expenses (including the out-of-pocket fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) to the extent arising out of or in connection with the Sellers Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Sellers Representative, the Sellers Representative shall promptly reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. The Sellers acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Sellers Representative or the termination of this Agreement.
(c)    Promptly following the Closing, Buyer shall transfer, by wire transfer of immediately available funds to an account designated by the Sellers Representative prior to Closing (the “Expense Fund Account”) the Expense Fund Amount in cash, which shall be used for the purposes of paying directly, or reimbursing the Sellers Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Sellers shall not receive any interest or earnings on the Expense Fund Amount and irrevocably transfer and assign to the Sellers Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers Representative shall not be liable for any loss of principal of the Expense Fund Amount other than as a result of its bad faith, gross negligence or willful misconduct. The Sellers Representative shall hold the Expense Fund Amount separate from its corporate funds, shall not use the Expense Fund Amount for its operating expenses or any other corporate purposes and shall not voluntarily make the Expense Fund Amount available to its creditors in the event of bankruptcy. As soon as practicable after the completion of the Sellers Representative’s responsibilities, the Sellers Representative shall deliver any remaining balance of the Expense Fund Amount to Sellers in accordance with their Pro Rata Fractions. For Tax purposes, the Expense Fund Amount shall be treated as having been received and voluntarily set aside by Sellers at the time of Closing. Any Tax required to be withheld with respect to the deemed payment to a Seller of its portion of the Expense Fund Amount shall reduce the amount of cash payable to such Seller at Closing in respect of its Company Common Stock and shall not reduce the Expense Fund Amount.
(d)    A decision, act, consent or instruction of the Sellers Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 9.6 and Section 9.7 hereof, shall constitute a decision of the Sellers and shall be final, binding and conclusive upon the Sellers. Buyer may rely upon any such decision, act, consent or instruction of the Sellers Representative as being the decision, act, consent or instruction of the Sellers. Buyer is hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers Representative.
8.7    Treatment of Payments. Any payment under this Article 8 shall be treated by the parties for all Tax purposes as a purchase price adjustment unless otherwise required by applicable Law.

ARTICLE 9

GENERAL PROVISIONS
9.1    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission if sent concurrent by US Mail, or (iii) one Business Day after being sent by courier or express delivery service; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):
(a)    if to Buyer, to:
LegalZoom.com, Inc.
954 Villa St
Mountain View, CA 94041
Attention: Nicole Miller, Roey Gilberg
Email: nmiller@legalzoom.com; rgilberg@legalzoom.com
with a copy to (which shall not constitute notice):
Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Attention: Jamie Leigh, Erin Kirchner
Email: jleigh@cooley.com; ekirchner@cooley.com
(b)    If to a Seller, to its address as set forth in the Allocation Schedule.
(c)    If to the Sellers Representative:
Cort Christie
59 Damonte Ranch Pkwy., Unit B-262
Reno, NV 89521
with a copy to (which shall not constitute notice):
Greenberg Glusker Fields Claman & Machtinger LLP
2600 Century Park East, Suite 2600
Los Angeles, CA 90067
Attention: Andrew Apfelberg, Richard Sweet
Email: aapfelberg@greenbergglusker.com; rsweet@greenbergglusker.com

9.2    Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, paragraph, Exhibit and schedule references are to the articles, sections, paragraphs, Exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. The word “extent” and the phrase “to the extent” when used in this Agreement means the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” Dollar thresholds shall not be indicative of what is material or create any standard with respect to any determination of a “Material Adverse Effect.” The term “or” is not exclusive, and shall be interpreted as “and/or” unless the context clearly requires otherwise. A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, in each case that may be in effect on or prior to the Closing. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded.
9.3    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
9.4    Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein (including the Related Agreements): (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) except as set forth in Section 7.9, are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise; provided, that Buyer may assign its rights and delegate its obligations hereunder to any of its Affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder.
9.5    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
9.6    Extension and Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. At any time following the Closing, Buyer, on the one hand, and the Sellers Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. For purposes of this Section 9.6, the Sellers are deemed to have agreed that any extension or waiver signed by the Company (prior to Closing) or the Sellers Representative (following Closing) shall be binding upon and effective against all Sellers whether or not they have signed such extension or waiver.
9.7    Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution and delivery of an instrument in writing signed on behalf of each of the parties hereto. For purposes of this Section 9.7, each of the Sellers agrees that any amendment of this Agreement signed by the Company (prior to Closing) or the Sellers Representative (following Closing) shall be binding upon and effective against the Sellers whether or not they have signed such amendment.
9.8    Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties (on behalf of themselves or any third party beneficiary to this Agreement) shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with Section 9.11 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement or at law or in equity and (b) the right of specific performance is an integral part of the Transactions and without that right, none of the Company, the Sellers or Buyer would have entered into this Agreement; provided that following the Closing the rights of the Sellers Representative and each Seller to specific enforcement hereunder shall be limited to specific performance of Buyer’s payment obligations under this Agreement. The right to specific enforcement hereunder shall include the right of Buyer to cause each Seller to sell, assign, convey and transfer to Buyer such Seller Company Shares, and to consummate the other Transactions hereunder, in each case on the terms and subject to the conditions set forth in this Agreement. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties (on behalf of themselves or any third party beneficiary to this Agreement) have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.8 shall not be required to provide any bond or other security in connection with any such order or injunction.
9.9    Other Remedies. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

9.10    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its rules on conflict of laws or any other rules that would result in the application of a different body of law.
9.11    Exclusive Jurisdiction; Waiver of Jury Trial.
(a)    ANY LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH LEGAL PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).
9.12    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
9.13    Spousal Consent. Each Seller acknowledges that if Seller is married and a resident of a community property state (Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin), then Seller’s spouse shall have duly executed the spousal consent attached hereto as Annex B as of the Agreement Date.

9.14    Conflict Waiver; Attorney-Client Privilege.
(a)    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:
(i)    Greenberg Glusker Fields Claman & Machtinger LLP, Pacific Tax Counsel, Harris Law Group and Squires Law & Squires Investments, LLC (the “Seller Group Law Firm”) has acted as counsel to Sellers and their Affiliates (not including the Company) (collectively, the “Seller Group”) and the Company, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions. Buyer agrees, and following consummation of the Transactions shall cause the Company to agree, that, such representation and any prior representation of the Company by the Seller Group Law Firm (or any successor) shall not preclude Seller Group Law Firm from serving as counsel to the Seller Group, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the Transactions. Buyer hereby consents to any such representation and waives any conflict of interest arising therefrom on account of the fact that Seller Group Law Firm may have represented any member of the Seller Group in a matter substantially related to such matter or dispute (it being understood that such consent and waiver shall not cover any other conflict that may exist or arise which is unrelated to any prior representation by Seller Group Law Firm of any member of the Seller Group) and Buyer shall cause the Group Companies to consent to waive any conflict of interest arising from such representation. Upon and after the Closing, the Group Companies shall cease to have any attorney-client relationship with Seller Group Law Firm, unless and to the extent Seller Group Law Firm is specifically engaged in writing by the Group Companies to represent the Group Companies after the Closing. Any such representation of the Group Companies by Seller Group Law Firm after the Closing shall not affect the foregoing provisions hereof.
(b)    All communications prior to Closing between the Seller Group or the Company, on the one hand, and Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall survive Closing, and from and after Closing shall belong solely to the Seller Group and shall not pass to or be claimed by Buyer or the Company. Absent the consent of Sellers Representative, neither Buyer nor the Company shall have access to any Privileged Communications or to the files of Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers Representative (and not Buyer or the Company) shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of Seller Group Law Firm in respect of such engagement constitute property of the client, only the Sellers Representative (and not Buyer nor the Company) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that after Closing a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Sellers Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable

Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within two (2) days) notify Sellers Representative in writing so that Sellers Representative can seek a protective order. In furtherance of the foregoing, each of the parties agrees that (i) no waiver is intended by failing to remove all Privileged Communications from the Company’s files and computer systems, and (ii) after Closing the parties will use commercially reasonable efforts to take the steps necessary to ensure the Privileged Communications are held and controlled by the Sellers Representative. Notwithstanding anything to the contrary herein, in the event that the position of Sellers Representative becomes vacant and prior thereto the Sellers Representative and the Seller Group have not reached an effective agreement as to the allocation of rights pertaining to the attorney-client privilege, attorney work-product protection and the expectation of client confidence applicable to the Privileged Communications, all such rights shall revert to the Seller Group.
[Remainder of page intentionally left blank]

In Witness Whereof, Buyer, the Company, the Sellers and the Sellers Representative have caused this Agreement to be signed, all as of the date first written above.
LegalZoom.com, Inc.

By:    /s/ Jeffrey Stibel
Name:    Jeffrey Stibel
Title:    Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, Buyer, the Company, the Sellers and the Sellers Representative have caused this Agreement to be signed, all as of the date first written above.
Formation Nation, Inc.
By:    /s/ Cort Christie
Name:    Cort Christie
Title:    Chief Executive Officer

Zenith Management, LLC
By:    /s/ Cort Christie
Name:    Cort Christie
Title:    Manager

    /s/ Cort Christie
Name:    Cort Christie (in his individual capacity solely with respect to Section 2.1(b) and Section 7.12)

    /s/ Trevor Rowley
Name:    Trevor Rowley

[Signature Page to Stock Purchase Agreement]

In Witness Whereof, Buyer, the Company, the Sellers and the Sellers Representative have caused this Agreement to be signed, all as of the date first written above.
Cort Christie, solely in his capacity as the Sellers Representative

/s/ Cort Christie
Cort Christie

[Signature Page to Stock Purchase Agreement]

ANNEX A
CERTAIN DEFINED TERMS
“Additional Consideration” means an amount equal to $20,250,000.
“Accounting Principles” means (a) on a basis consistent with the accounting principles, policies, methodologies, categorizations, practices, procedures, estimation techniques, and assumptions used in the preparation of the balance sheet included in the Financials; and (b) to the extent not covered by clause (a), in accordance with GAAP as of immediately prior to the Closing.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person or, in the case of an individual, a member of such Person’s immediate family; or, if such Person is a partnership or a limited liability company, any general partner or managing member, as applicable, of such Person or a Person controlling any such general partner or managing member. For purposes of this definition, “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Per Share Consideration” means an amount equal to (a) the sum of (i) the Cash Consideration and (ii) the Additional Consideration, divided by (b) the Total Outstanding Securities.
“Anti-Corruption Laws” means any Law governing financial recordkeeping and reporting requirements or for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the U.S. Foreign Corrupt Practices Act of 1977, 18 U.S.C. §201, the UK Bribery Act 2010 and any applicable money laundering-related or anti-corruption Laws of any other jurisdiction.
“Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.
“Base Cash Consideration” means an amount in cash equal to $64,750,000.
“Business” means (a) business incorporation, entity formation (including DBA and nonprofit) and registered agent services, as well as entity and business compliance services (e.g. including tax identification numbers, BOIR, corporate minutes and resolutions, annual report filing, etc.), for entrepreneurs, investors, and small businesses across all fifty states, (b) services to support early-stage and small and medium businesses and business owners with ancillary services including legal services, estate planning, business credit development services, domain registration, business planning, business coaching, business seminars, web services, business banking and business lending (e.g., credit cards, lines of credit, etc.), intellectual property services, accounting and tax services, payroll, payments, bookkeeping, virtual mail, virtual office, business insurance, legal forms, e-signature and 501C-application support.

“Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco, California is closed.
“Buyer Common Stock” means the shares of common stock, par value $0.001 per share, of Buyer.
“Buyer Common Stock Price” means $9.09 per share of Buyer Common Stock.
“Buyer Equity Plan” means the Buyer’s 2021 Equity Incentive Plan.
“Buyer Fundamental Representation” means the representations and warranties contained in Section 5.1 (Organization and Qualification), Section 5.2 (Authority and Enforceability), Section 5.3(a)(i) (No Conflicts), and Section 5.7 (Brokers’ and Finders’ Fees).
“Buyer SEC Documents” means all reports, schedules, forms, statements, exhibits and other filings, together with any amendments required to be made with respect thereto, that it has been required to file or furnish with the SEC pursuant to the reporting requirements of the Exchange Act (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020, and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)).
“Cash Consideration” means an amount equal to (a) the Base Cash Consideration, plus (b) the Closing Cash Amount, plus (c) the Closing Working Capital Adjustment Amount (which may be a positive or negative number), less (d) the Closing Indebtedness Amount, less (e) the Closing Third Party Expenses.
“Certificates” means certificates or other instruments delivered by the Company, Sellers or Buyer in connection with the Closing of the Transactions, including pursuant to Section 1.3(a)(v) (Certificate of Secretary of the Company) and Section 1.3(b)(iv)-(v).
“Closing Cash Amount” means, as of the Determination Time, an amount equal to all unrestricted cash and cash equivalents as determined in accordance with GAAP, of the Company, determined on a consolidated basis. For the avoidance of doubt, “Closing Cash Amount” shall (x) exclude Restricted Cash, (y) be calculated net of all issued but uncleared checks, wires and drafts issued by the Company and (z) include all checks and wire transfers and drafts deposited or available for deposit for the account of the Company. Closing Cash Amount shall only include amounts denominated in United States Dollars.
“Closing Cash Consideration” means an amount, in cash, equal to (a) the Cash Consideration, less (b) the Holdback Amount, less (c) the Expense Fund Amount.
“Closing Indebtedness Amount” means, the Indebtedness of any of the Company as of immediately prior to Closing plus the Indebtedness of any of the Company paid after the Determination Time and prior to Closing.
“Closing Net Working Capital Amount” means (a) the Company’s consolidated total current assets as of the Determination Time, less (b) the Company’s consolidated total current liabilities

(including accrued liabilities (other than Taxes)) as of the Determination Time, in each case as determined in accordance with the Accounting Principles. For purposes of calculating the Closing Net Working Capital Amount, (i) the Company’s current assets shall exclude all (1) Closing Cash Amounts, (2) Restricted Cash except any cash or cash equivalent held within a trust account, (3) intercompany receivables, (4) receivables pursuant to the Company’s stop loss policy with Sun Life, (5) notes receivable from third-parties and (6) Tax assets, and (ii) the Company’s current liabilities shall exclude (1) all Tax Liabilities, (2) intercompany payables and (3) all Indebtedness included in the final calculation of the Closing Indebtedness Amount and any Third Party Expenses included in the final calculation of Closing Third Party Expenses.
“Closing Target Net Working Capital Amount” means negative $246,319.38.
“Closing Third Party Expenses” means (a) the Third Party Expenses of the Company that shall not have been fully and finally satisfied as of the Closing plus (b) the Third Party Expenses of the Company paid after the Determination Time and prior to Closing.
“Closing Working Capital Adjustment Amount” means the amount equal to (a) the Closing Net Working Capital Amount less (b) the Closing Target Net Working Capital Amount (which amount may be a positive or negative number).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” means the Internal Revenue Code of 1986.
“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.
“Company Confidential Information” means confidential information or Trade Secrets of any Group Company and the confidential or non-public information provided to any Group Company by any third party which any Group Company is obligated to keep confidential or non-public.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, severance, retention, change in control, termination pay, deferred compensation, performance awards or performance pay, stock or stock-related awards, pension, retirement, health, medical, disability, other welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), which is maintained, sponsored, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has any Liability.
“Company Fundamental Representations” means the representations and warranties contained in Sections 3.1(a) and 3.1(e) (Organization of the Company), Section 3.2 (Company Capital Structure), Section 3.3 (Authority and Enforceability), Section 3.4(a)(i) (No Conflicts), Section 3.8 (Tax Matters), Section 3.18 (Brokers’ and Finders’ Fees), Section 4.1 (Existence), Section 4.2 (Authority and Enforceability), Section 4.3(a)(i) (No Conflicts), Section 4.5 (Ownership of Seller Company Shares) and Section 4.6 (Brokers’ and Finders’ Fees).
“Continuing Employees” means the employees (but not independent contractors or consultants) of the Company who (a) have received an offer of continued employment from Buyer and shall have delivered to Buyer his or her executed offer letter, effective on the first Business Day after the Closing

Date, or (b) otherwise remain or become employees of Buyer or any of its Subsidiaries (including the Company) immediately following the Closing; provided, in each case that a Continuing Employee’s employment with Buyer or any of its Subsidiaries (including the Company) following the Closing is contingent on the completion of Buyer’s standard pre-employment verifications, including background check, to Buyer’s satisfaction.
“Contract” means any legally binding agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.
“Determination Time” means the close of business on the Business Day immediately prior to the Closing.
“DOL” means the United States Department of Labor.
“Dollars” or “$” means United States Dollars.
“Employee” means, as applicable, any current or former employee, consultant, advisor, agency worker, independent contractor or director of a Group Company, including any employed or engaged through a professional employer organization, employer of record, or staffing agency.
“Employee Agreement” means each management, employment (including offer letter), severance, separation, consulting, advisory, contractor, or loan, written agreement, or contract between the Company or any ERISA Affiliate and any Employee, and pursuant to which a Group Company has or may have any Liability.
“Environmental, Health and Safety Requirements” means all applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, other than any Subsidiary, any Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the Treasury Regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934.

“Expense Fund Amount” means $0.
“Fraud” means common law fraud under the laws of the State of Delaware; provided that under no circumstances shall “Fraud” include any equitable or constructive fraud or any fraud based on recklessness or negligence.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).
“Group Company” means the Company or any of its Subsidiaries, as applicable.
“Holdback Amount” means the Indemnity Holdback Amount and the Retention Holdback Amount.
“Income Tax Return” means a Tax Return primarily relating to Income Taxes.
“Income Taxes” means Taxes imposed on, or determined by reference to, income, including net income, net profits or branch profits (including any gross receipts Tax or franchise Tax imposed in lieu of the foregoing), together with any interest, penalties or additions thereto.
“Indebtedness” of any Person at any time means, without duplication: (a) all liabilities of such Person for borrowed money; (b) all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (c) all liabilities of such Person for the deferred purchase price of property, assets, securities, or services (including any milestone, Additional Consideration, seller notes, indemnities, post-closing purchase price true-ups or similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation); (d) the Specified Tax Amount; (e) all liabilities in respect of any lease (or other arrangement conveying the right to use) which are required to be classified under GAAP as capital or finance leases or any obligations for leases classified as capital or finance leases in the Financials; (f) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond, performance bond, or similar credit transaction; (g) all accrued or unpaid interest, fees, premiums, breakage costs, termination fees, and penalties on the items described in all foregoing clauses in this definition; (h) all obligations of such Person under swaps, collars, caps, hedges, derivatives of any kind or similar instruments; (i) any declared but unpaid dividends or distributions, or amounts owed to the Sellers or their Affiliates; (j) any unforgiven obligations under any government loan assistance program (including the CARES Act); (k) all accrued but unpaid severance obligations (including the employer portion of any applicable payroll Taxes); (l) all customer credit balances (i.e., cash received from customers in advance of revenue recognition pursuant to the Accounting Principles), (m) all liabilities of such Person pursuant to the Contracts set forth on Section 10.1 of the Disclosure Schedule; and (n) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in the foregoing clauses, to the extent of the obligation guaranteed.
“Indemnity Holdback Amount” means an amount in cash equal to $13,125,000.

“International Company Plan” means each Company Employee Plan that has been adopted, sponsored, participated in, contributed to, or maintained by a Group Company, whether formally or informally, or with respect to which a Group Company shall or may have any Liability (including on behalf of an ERISA Affiliate), for the benefit of employees or other service providers who perform services outside the United States.
“Investor Questionnaire” means the accredited investor questionnaire and related documentation in the form attached hereto as Exhibit E.
“IRS” means the United States Internal Revenue Service.
“Key Employees” means Cort Christie, Dean Walker, Trevor Rowley and Raymond Marin.
“Knowledge of the Company” (or any derivation thereof) means, the actual knowledge of the Key Employees after reasonable inquiry; provided, that Raymond Marin’s actual knowledge shall be limited to Nevada Corporate Headquarters, Inc.
“Law” means any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order or award, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Legal Proceeding” means any action, suit, charge, claim, complaint, litigation, arbitration, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, investigation, examination or other similar proceeding by or before, or otherwise involving, any court, arbitral body, or other Governmental Entity.
“Liability” means, with respect to any Person, all debts, liabilities, commitments and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses, accrued vacation, employee expense obligations and all other liabilities of such Person or any of its Subsidiaries, including those arising under applicable Law or any Legal Proceeding or any Order of a Governmental Entity and those arising under any Contract, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP, including, with respect to the Company, Third Party Expenses incurred by the Company on or prior to the Closing.
“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.
“Lookback Date” means January 1, 2022.
“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).
“Made Available” means that a correct and complete copy of the document (including any amendments, exhibits and schedules thereto) referenced in such statement has been posted in the electronic data site for “Project Flamenco” managed by STS for the express purpose of facilitating the

Transactions prior to 5:30 p.m. (California time) on the day that is twenty four (24) hours prior to the Agreement Date and retained at all times from the date of posting through the Agreement Date in such electronic data site.
“Material Adverse Effect” means, with respect to the Company, any fact, state of facts, condition, change, circumstance, development, occurrence, event or effect that, either alone or in combination with any other fact, state of facts, condition, change, circumstance, development, occurrence, event or effect, that is, or would reasonably be expected to be, materially adverse to the business, assets (whether tangible or intangible), liabilities, condition (financial or otherwise), operations or capitalization of the Company; provided that, none of the following to the extent resulting or arising from the following shall be taken into account in determining whether there has been, is or would reasonably be expected to be a Material Adverse Effect: (i) the execution and delivery of this Agreement (provided that this clause (i) shall not apply to any representation or warranty the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement); (ii) any changes generally in the industries in which the Company participates, or general economic conditions or financial markets; (iii) any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity; (iv) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)); (v) any changes after the Agreement Date in any applicable Law or GAAP (or other applicable accounting standards); and (vi) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; provided that with respect to the exceptions set forth in clauses (ii), (iii), (v) and (vi) in the event that such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect has had a disproportionate effect on the Company relative to other companies operating in the industry or industries in which the Company operates, then the incremental effect of such fact, state of facts, condition, change, circumstance, development, occurrence, event or effect shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or would reasonably be expected to occur.
“NRS” means the Nevada Revised Statues, Chapter 78, et. seq.
“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past practice, but in any event, in compliance with applicable Law.
“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.
“Permitted Liens” means (a) statutory liens for Taxes that are not yet due and payable, or which are being contested in good faith through appropriate proceedings and which are set forth in Section 3.6(a) of the Disclosure Schedules, for which adequate reserves have been established on the Financials in accordance with GAAP; (b) inchoate statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) inchoate statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of or the ability to use or transfer the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business; and (f) any non-exclusive, term-limited licenses to use Intellectual Property Rights granted in the Ordinary Course of Business to (i) the Company’s customers for the use of the Company Products and (ii) service providers to provide services to the Company.
“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.
“Post-Closing CIC Payments” means an amount of $500,000 payable to each of Dean Walker and Trevor Rowley pursuant to grant agreements under that certain Formation Nation, Inc Change in Control Bonus Plan as modified by a Transaction Bonus Agreement, dated as of even date herewith, by and between the Company and each of Dean Walker and Trevor Rowley.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the Closing Date.
“Pre-Closing Taxes” means (a) any Taxes of any of the Group Companies relating to any Pre-Closing Tax Period (in the case of a Straddle Period, as determined in accordance with Section 6.1(c) provided that the amount of any VDA Losses included in Pre-Closing Taxes shall not exceed the Seller VDA Responsibility Cap), (b) any Taxes of a Person for which any of the Group Companies or any predecessor of the Group Companies is liable (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (ii) as a result of an express or implied obligation to indemnify such Person (other than ancillary provisions in customary commercial agreements not principally related to Taxes), as a transferee or successor, by Contract, by operation of Law or otherwise, in each case, as a result of an event or transaction occurring before the Closing, and (c) any Transaction Payroll Taxes and any Transfer Taxes that are the responsibility of the Sellers pursuant to Section 6.3.
“Pro Rata Fraction” means, with respect to each Seller, a fraction (a) whose numerator is the amount of the Closing Cash Consideration payable to such Seller under Section 2.1 of this Agreement (prior to any tax withholding) and (b) whose denominator is the aggregate amount of the Closing Cash Consideration payable to all Sellers under this Agreement (prior to any tax withholding ).
“Related Agreements” means the Key Employee Offer Letters, the Restricted Stock Agreement and the Restrictive Covenant Agreements.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Restricted Cash” means all cash or cash equivalents of the Company that is not freely usable because such cash is subject to restrictions or limitations on use or distribution by Law, Contract or otherwise, or Taxes imposed on distributions thereof, including any cash or cash equivalent of the Company held within a trust account.
“Retention Holdback Amount” means an amount, in cash, equal to $2,312,500.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Specified Assets” means those assets set forth on Schedule D.
“Specified Employees” means Cort Christie and Trevor Rowley.
“Specified Tax Amount” means an amount equal to the sum of the aggregate amount of unpaid Taxes of each of the Group Companies, for a Pre-Closing Tax Period (in the case of a Straddle Period, as determined in accordance with Section 6.1); provided, that the calculation of the Specified Tax Amount shall (a) not be less than zero in any jurisdiction, (b) be prepared in accordance with the past practice (including reporting positions, elections and accounting methods, including as set forth in Section 3.6(a) of the Disclosure Schedules) of the Company (or its applicable Subsidiary) in preparing Tax Returns to the extent permitted by applicable Law, (c) include any Transaction Tax Deductions in the relevant Pre-Closing Tax Period to the extent deductible under applicable Law at a “more likely than not” or higher level of confidence (as reasonably determined by Buyer), (d) take into account any net operating loss carryforwards, or capital loss carryforwards available to offset taxable income in the relevant Pre-Closing Tax Period under applicable Law at a “more likely than not” or higher level of confidence, (e) not take into account any deferred Tax liabilities established for GAAP purposes, (f) exclude any Taxes attributable to any transaction occurring outside the ordinary course of business on the Closing Date, but after the Closing or an election under Section 336(e) or Section 338 of the Code and (g) exclude all VDA Losses.
“Stockholders” means the holders of shares of Company Common Stock.
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (a) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.
“Tax” or, collectively, “Taxes” means (a) any and all U.S. federal, state, and local and non-U.S. taxes, assessments and other charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance) or similar or other fee, assessment or charge of any kind whatsoever and denominated by any name whatsoever, together with all interest, penalties, and additions imposed with respect to such amounts, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) or other document filed or required to be filed with respect to Taxes and including all amendments or supplements thereof.
“Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.
“Third Party Expenses” means all costs, fees and expenses, including all legal, accounting, investment banking, financial advisory, service providers, consulting and all other costs, fees and expenses incurred by or on behalf of the Company (or for which is reimbursable by the Company) in connection with the negotiation, consummation or effectuation of the terms and conditions of this Agreement and the Transactions, including: (a) any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection with the Transactions; (b) any bonus, severance, change-in-control payments, transaction bonus, retention, or other payment in lieu of any previously promised but ungranted equity award (including any severance obligations or separation payments to any non-continuing Employee who receives an offer letter from Buyer prior to Closing that includes annual base salary that is equal to or greater than such non-continuing Employee’s annual base salary with the Company as of the Agreement Date), or similar payment obligations of the Company that become due and payable by the Company upon the consummation of the Transactions and any Transaction Payroll Taxes; provided that Third Party Expenses shall not include the Post-Closing CIC Payments; (c) any Liability of the Company under deferred compensation plans, phantom equity plans, severance or bonus plans, or similar arrangements made payable solely as a result of the Transactions; and (d) one-half (1/2) of the cost of the D&O Tail Policy and Cyber Tail Policy.
“Total Outstanding Securities” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Closing.
“Transaction Payroll Taxes” means each Group Company’s portion of any employment, payroll or similar Taxes with respect to any bonuses severance, change-in-control or other compensatory payments in connection with the Transactions paid on or substantially contemporaneously with the Closing Date.
“Transaction Tax Deductions” means, without duplication, any Tax deductions that may be claimed by the Company for the Pre-Closing Tax Period resulting from or attributable to the transactions contemplated hereby (including the payment of any transaction related fees, transaction bonuses (or similar amounts) paid to employees, costs and expenses, independent contractors, and other service providers, and the payment of Indebtedness or Third Party Expenses), including the deductible portion of any payroll Taxes paid with respect to any of the foregoing, to the extent such payments are paid prior to, at or substantially contemporaneously with the Closing Date.

“Transfer Taxes” means any transfer, stamp, documentary, sales, use, registration, goods and services, harmonized sales, recording, filing, value-added and other similar Taxes incurred in connection with the Transactions.
“VDA Taxes” means U.S. state or local sales, use, value added, gross receipts, income or franchise Taxes (or similar Taxes in the nature of sales, use, value added, gross receipts, income or franchise Taxes).
“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar Law.

ANNEX B
Form of Spousal Consent

I ____________________, spouse of ____________________, have read and approve the foregoing Stock Purchase Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

    Signature of Spouse: ________________________________________

Printed Name of Spouse: _____________________________________

Date: _____________________________________________________

SCHEDULE A
Intentionally Omitted

SCHEDULE B
ALLOCATION SCHEDULE
(a)    (i) the Estimated Closing Third Party Expenses (including, for the avoidance of doubt, any Third Party Expenses that will become payable after the Closing with respect to services performed or actions taken at or prior to the Closing), together with an itemized breakdown thereof specifying the amount to be paid to each payee; (ii) the Estimated Closing Cash Amount, (iii) the Estimated Closing Indebtedness Amount, together with an itemized breakdown thereof; (iv) the Closing Net Working Capital Amount, together with a detailed breakdown thereof; (v) the calculation of the Estimated Closing Working Capital Adjustment Amount; (vi) the Cash Consideration; (vii) the Additional Consideration, (viii) the Indemnity Holdback Amount; (ix) the Retention Holdback Amount; and (x) the Aggregate Per Share Consideration;
(b)    with respect to each Seller:
(i)    the name, address of record and email address of such Seller;
(ii)    the wire transfer instructions of such Seller;
(iii)    the number of shares of Company Common Stock held by such Seller (on a certificate-by-certificate basis and including certificate numbers), the price at which such Seller acquired such shares of Company Common Stock and the date of such acquisition;
(iv)    such Seller’s Pro Rata Fraction;
(v)    whether such Seller is an Accredited Seller;
(vi)    the aggregate amount of Cash Consideration and Additional Consideration (if any) that such Seller is entitled to receive (in each case, on a certificate-by-certificate basis and in the aggregate);
(vii)    the amount of each of the Retention Holdback Amount, Indemnity Holdback Amount and the Expense Fund Amount withheld pursuant to Section 2.2 with respect to such Seller;
(viii)    the amount of consideration to be withheld from any individual Seller as a result of such Seller’s acquisition of a Specified Asset;
(ix)    whether applicable Law requires that any Taxes be withheld from any Cash Consideration or Additional Consideration that such Seller is entitled to receive pursuant to this Agreement; and
(x)    as and if applicable in accordance with the terms of the Agreement, the net amount of Cash Consideration and Additional Consideration that such Seller is entitled to receive (in each case, on a certificate-by-certificate basis and in the aggregate) after deduction of any Holdback Amount and the Expense Fund Amount with respect to the shares of Company Common Stock held by such Seller;

(c)    For each “covered security” (as defined in Section 6045 of the Code), if any, held by a Seller, the acquisition date and tax basis of such Company Common Stock.